                                                                   Exhibit 10.29

                                                                  EXECUTION COPY



                           INTEREST PURCHASE AGREEMENT

                                      AMONG

                           INSTINET GROUP INCORPORATED

                                       AND

                                DAVID G. JAMAIL,

                                 DAVID R. BURCH,

                                 OVERUNDER, LLC,

                              JOHN A. MCENTIRE, IV,

                                   JOHN BUNDA,

                                  LAURA HORNE,

                                 CURRIN VAN EMAN

                                       AND

                                  SHAYNE YOUNG

                            DATED AS OF JULY 23, 2001
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                                    ARTICLE I

                         DEFINITIONS AND INTERPRETATION

1.1       Definitions...........................................................    2

1.2       Interpretation........................................................   14

                                   ARTICLE II

                                   THE CLOSING

2.1       Acquisition and Transfer of the ProTrader LP Units and the
          ProTrader LLC Interest................................................   15

2.2       Purchase Price........................................................   16

2.3       Payment Priority......................................................   16

2.4       Escrow Accounts.......................................................   17

2.5       Closing and Pre-Closing Deliveries....................................   19

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

3.1       Due Organization, Good Standing and Power.............................   21

3.2       Authorization and Validity of Agreements..............................   21

3.3       Absence of Conflicts..................................................   21

3.4       Financial Statements; No Material Adverse Change......................   22

3.5       Accounts Receivable...................................................   22

3.6       Title to Assets; Maintenance, Operation and Sufficiency of Assets.....   23

3.7       Insurance.............................................................   24

3.8       Contracts.............................................................   24

3.9       Proceedings...........................................................   25

3.10      Compliance with Legal Requirements and Permits........................   26

3.11      Permits...............................................................   27

3.12      Intellectual Property.................................................   27

3.13      Employee Relations....................................................   29

3.14      Employee Benefits.....................................................   30

3.15      Taxes.................................................................   32
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3.16      Capitalization; Investments...........................................   33

3.17      Environmental Matters.................................................   34

3.18      Finders and Brokers...................................................   34

3.19      Year 2000 Compliance..................................................   35

3.20      Regulatory Registrations and Memberships..............................   35

3.21      Customers.............................................................   36

3.22      Reports...............................................................   36

3.23      Consents..............................................................   37

3.24      Certain Trading Volumes...............................................   37

                                  ARTICLE IIIA

              ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLERS

3A.1      Authorization and Validity of Agreements..............................   37

3A.2      Absence of Conflicts..................................................   37

3A.3      Ownership of Equity...................................................   38

3A.4      Sellers' Representative...............................................   38

3A.5      Investment Purpose....................................................   38

3A.6      Finders and Brokers...................................................   39

3A.7      Consents..............................................................   39

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

4.1       Due Organization, Good Standing and Power.............................   39

4.2       Authorization and Validity of Agreements..............................   39

4.3       Absence of Conflicts..................................................   39

4.4       Investment Purpose....................................................   40

4.5       Finders and Brokers...................................................   40

4.6       Valid Authorization and Issuance......................................   40

4.7       Proceedings...........................................................   40

4.8       Consents..............................................................   41

4.9       Prospectus; Financial Statements......................................   41
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4.10      Listing...............................................................   41

                                    ARTICLE V

                                    COVENANTS

5.1       Conduct of the Business Pending the Closing...........................   41

5.2       Further Actions.......................................................   44

5.3       Right of Access.......................................................   44

5.4       No Other Transactions.................................................   45

5.5       Filings...............................................................   45

5.6       Transfer of Proprietary Trading Business..............................   45

5.7       Houston OSJ Joint Venture.............................................   46

5.8       Transfer Restrictions.................................................   47

5.9       Tampa Office..........................................................   47

5.10      Certain Contingent Liabilities........................................   47

5.11      Non-Competition; Non-Solicitation.....................................   48

5.12      Certain Options.......................................................   48

5.13      Amendment of or Waiver under ProTrader Constituent Documents..........   48

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

6.1       Conditions Precedent to Obligations of Buyer..........................   49

6.2       Conditions Precedent to Obligations of Sellers........................   50

                                   ARTICLE VII

                                   TERMINATION

7.1       General...............................................................   52

7.2       No Liabilities in Event of Termination................................   52

                                  ARTICLE VIII

            PERSONNEL, EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS

8.1       Stock Option..........................................................   53

8.2       Employee Benefits.....................................................   53
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                                   ARTICLE IX

                                 INDEMNIFICATION

9.1       Indemnification by Buyer..............................................   54

9.2       Indemnification by Sellers and Young..................................   54

9.3       Additional Indemnification by Sellers.................................   55

9.4       Consequential Damages.................................................   55

9.5       Defense of Claims.....................................................   55

9.6       Coordination of Indemnification Rights................................   56

9.7       Survival of Representations and Warranties; Subrogation...............   56

9.8       Limitation on Liability...............................................   57

9.9       Method of Satisfying Claims...........................................   58

9.10      Sole and Exclusive Remedy.............................................   58

                                    ARTICLE X

                                   TAX MATTERS

10.1      Section 754 Election..................................................   58
10.2      Tax Filings...........................................................   59

10.3      Taxes.................................................................   59

                                   ARTICLE XI

                                  MISCELLANEOUS

11.1      Notices...............................................................   59

11.2      Press Releases........................................................   60

11.3      Entire Agreement......................................................   60

11.4      Third-Party Rights....................................................   61

11.5      Assignability.........................................................   61

11.6      Waiver and Amendment..................................................   61

11.7      Expenses..............................................................   61

11.8      Counterparts..........................................................   61

11.9      Governing Law; Submission to Jurisdiction; Appointment
          of Agent for Service of Process.......................................   61
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11.10     Spousal Consent.......................................................   62

11.11     Sellers' Representative...............................................   62

11.12     Modification of Schedules.............................................   62

11.13     No Third-Party Beneficiaries..........................................   62

11.14     Additional Parties....................................................   62
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                                TABLE OF CONTENTS

EXHIBITS

A.         Form of GR8TRADE License Agreements
B.         Form of Development Agreement
C.         Form of Execution Agreement
D.         Form of Registration Rights Agreement

SCHEDULES

A              Sellers' Expenses (to be delivered prior to Closing)
2.2            Allocation of Purchase Price (to be delivered prior to Closing)
3.1(b)         ProTrader Constituent Documents
3.3            Absence of Conflicts
3.4(a)         Undisclosed Liabilities
3.4(d)         ProTrader Indebtedness
3.6(a)         Liens on Personal Property
3.6(b)         Real Property and Liens
3.7            Insurance
3.8            Material Contracts
3.8(e)         Related Party Agreements
3.9            Proceedings
3.10           Compliance with Legal Requirements
3.11           Material Permits
3.12           Intellectual Property
3.13(c)        Employee Relations - Compliance with Legal Requirements
3.13(d)        Employee Relations - Claims
3.13(e)        Employee Relations - Liabilities
3.14(a)        Employee Benefits - Plans
3.14(b)        Employee Benefits - Qualified Plans
3.14(c)        Employee Benefits - Compliance with ProTrader Plans
3.14(e)        Employee Benefits - Change of Control Payments
3.14(f)        Employee Benefits - Severance
3.14(j)        Employee Benefits - Certain Payments
3.14(l)        Employee Benefits - Retiree Benefits
3.14(m)        Employee Benefits - Audits
3.15           Taxes
3.16(a)        Capitalization
3.16(b)(i)     Options, Warrants, etc.
3.16(b)(ii)    Other Investment Obligations
3.16(b)(iii)   Stockholder Agreements
3.16(c)        Investments
3.19(b)        Year 2000 Compliance
3.20(a)        Broker-Dealer Registration
3.20(b)        Self-Regulatory Organization Memberships
3.20(d)        Offices of Supervisory Jurisdiction
3.21           Customer Disputes

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                                TABLE OF CONTENTS
                                  (CONTINUED)

3.22           Reports
3.23           ProTrader Consents
3A.2           Absence of Conflicts
3A.7           Sellers Consents
4.3            Absence of Conflicts
4.7            Proceedings
4.8            Consents
5.6(a)         Proprietary Trading Business Assets
5.6(a)-1       Description of Transfer of Proprietary Trading Business
5.6(b)         Proprietary Trading Business Liabilities
6.1(j)         Key Management Employees
8.1            Compensation

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
                           INTEREST PURCHASE AGREEMENT

            INTEREST PURCHASE AGREEMENT dated as of July 23, 2001 among Instinet Group Incorporated, a Delaware corporation ("Buyer"), Overunder, LLC, a Delaware limited liability company ("Overunder"), David G. Jamail, an individual residing in Austin, Texas ("Jamail"), David R. Burch, an individual residing in Austin, Texas ("Burch"), John A. McEntire, an individual residing in Austin, Texas ("McEntire" and together with Overunder, Jamail and Burch, the "Class A Unit Holders"), John Bunda, an individual residing in Austin, Texas ("Bunda"), Laura Horne, an individual residing in Austin, Texas ("Horne"), Currin Van Eman, an individual residing in Austin, Texas ("Van Eman" and together with Bunda and Horne, the "Class C Unit Holders" and together with the Class A Unit Holders and any Drag-Along Partners (as defined herein), the "Sellers") and Shayne Young, an individual residing in Austin, Texas ("Young") (each Buyer and Seller, and Young, a "Party" and, collectively, the "Parties").

                                    RECITALS

            WHEREAS, the Class A Unit Holders are the owners of one hundred percent (100%) of the issued and outstanding voting class A units (the "Class A Units") in PROTRADER Group Limited Partnership, a Delaware limited partnership ("ProTrader LP"), and one hundred percent (100%) of the issued and outstanding membership interests (the "ProTrader LLC Membership Interests") of PROTRADER Group Management LLC, a Delaware limited liability company and sole general partner of ProTrader LP ("ProTrader LLC");

            WHEREAS, in addition to Class A Units, McEntire is the owner of one hundred percent (100%) of the issued and outstanding non-voting class D units (the "Class D Units") of assignee interest in ProTrader LP;

            WHEREAS, the Class C Unit Holders are the owners of one hundred percent (100%) of the issued and outstanding non-voting class C units (the "Class C Units") of assignee interest in ProTrader LP, which together with the Class A Units and Class D Units (and any Class B Units (as defined herein) outstanding as of the Closing) represent one hundred percent (100%) of the issued and outstanding limited partnership interests or assignee interests of ProTrader LP (collectively, the "ProTrader LP Units");

            WHEREAS, as a result of the purchase by Buyer of the ProTrader LP Units and ProTrader LLC Membership Interests contemplated by this Agreement, ProTrader LP may have the obligation to cause Buyer to purchase from Houston Trader Group, a Texas general partnership ("Trader Partnership"), and Houston Trader Group, LLC, a Texas limited liability company ("Trader LLC" and with Trader Partnership the "Trader Group"), Trader Group's equity interest in ProTrader Houston OSJ, LP and ProTrader Houston OSJ Management, LLC (the "Houston Interests");

            WHEREAS, ProTrader LP and ProTrader LLC have an obligation to pay Russell A. Grigsby ("Grigsby"), a former equityholder of ProTrader LP and ProTrader LLC, certain consideration in accordance with the Redemption and Termination Agreement by and among ProTrader, LLC, ProTrader LP, Cornerstone Securities Partners, LP and Grigsby, dated May 1,

2000 (the "Grigsby Redemption Agreement") (such obligation defined as the "Redemption Obligation" in the Grigsby Redemption Agreement);

            WHEREAS, the Parties have agreed that if the Trader Group exercises its right to have ProTrader cause Buyer to purchase the Houston Interests and Buyer elects not to purchase the Houston Interests, Sellers will purchase the Houston Interests on the terms and conditions set forth in Section 5.7;

            WHEREAS, upon the terms and subject to the conditions hereinafter set forth, (i) the Class A Unit Holders desire to sell to Buyer, and Buyer desires to purchase from the Class A Unit Holders, the Class A Units and the ProTrader LLC Membership Interests; (ii) the Class C Unit Holders desire to sell to Buyer, and Buyer desires to purchase from the Class C Unit Holders, the Class C Units and (iii) McEntire desires to sell to Buyer, and Buyer desires to purchase from McEntire, the Class D Units.

            NOW, THEREFORE, in consideration of the foregoing and the respective premises, mutual covenants and agreements of the Parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties hereto agree as follows:

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATION

            1.1 Definitions. Unless the context shall otherwise require, terms used and not defined herein shall have the following meanings:

            "Acquisition Transaction" shall have the meaning specified in
Section 5.4.

            "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlled by, Controlling or under common Control with, such Person; provided that the term "Affiliate," when applied to the Sellers and the ProTrader Group shall not include legal entities whose sole activities consist of engaging in the Proprietary Trading Business and provided, further that the term "Affiliate" when applied to Buyer, shall mean only those Persons directly or indirectly Controlled by Buyer.

            "Agreement" means this Interest Purchase Agreement.

            "Authority" means any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state, local or foreign government, or any government of any possession or territory of the United States, or any subdivision, agency, commission, office or authority of any of the foregoing, or any Self-Regulatory Organization.

            "Bunda" shall have the meaning specified in the preamble to this Agreement.

            "Burch" shall have the meaning specified in the preamble to this Agreement.

            "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

            "Buyer" shall have the meaning specified in the preamble to this Agreement.

            "Buyer Material Adverse Change" means any change giving rise to a Buyer Material Adverse Effect.

            "Buyer Material Adverse Effect" means (i) any one or more events, circumstances, conditions or changes which result in, or which may reasonably be expected to result in, individually or in the aggregate, a material adverse impact on the operations, results of operations, or financial condition of Buyer and its Subsidiaries, taken as a whole, or (ii) any effect that would, individually or in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of Buyer to effect the Closing or of Buyer to perform any of its material obligations under this Agreement or any of the Related Agreements; provided that, any events, circumstances, conditions, changes or effects resulting from, and consistent with, changes in the U.S. securities markets generally shall not constitute a Buyer Material Adverse Effect.

            "Cash Consideration" shall have the meaning specified in Section
2.2.

            "Class A Unit Holders" shall have the meaning specified in the preamble to this Agreement.

            "Class B Unit Holders" means any Person holding Class B Units.

            "Class C Unit Holders" shall have the meaning specified in the preamble to this Agreement.

            "Class A Units" shall have the meaning specified in the recitals to this Agreement.

            "Class B Units" means the issued and outstanding voting Class B units of limited partnership interest in ProTrader LP.

            "Class C Units" shall have the meaning specified in the recitals to this Agreement.

            "Class D Units" shall have the meaning specified in the recitals to this Agreement.

            "Closing" and "Closing Date" shall have the meanings specified in
Article II of this Agreement.

            "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

            "Commission" means the United States Securities and Exchange Commission.

            "Company Intellectual Property" means (i) the Company Owned Intellectual Property and (ii) the Company Licensed Intellectual Property.

            "Company Licensed Intellectual Property" means all Intellectual Property other than Company Owned Intellectual Property that is used under license or otherwise used by ProTrader LP, ProTrader LLC or their respective Subsidiaries as of the Closing Date.

            "Company Owned Intellectual Property" means Intellectual Property owned by ProTrader LP, ProTrader LLC or their respective Subsidiaries as of the Closing Date.

            "Confidentiality Agreement" means the confidentiality agreement dated February 21, 2001 between ProTrader LP and Buyer.

            "Consent" means any consent, waiver, approval, authorization, exemption, registration, license or declaration of or by any Person or any Authority, or expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or
(ii) the consummation of any of the transactions provided for hereby or thereby.

            "Contingency Escrow Amount" shall have the meaning specified in
Section 2.4(c).

            "Contracts" means any and all written executory contracts and agreements, including those that are franchises, warranties, understandings, arrangements, leases of personal property, licenses of personal property, registrations, authorizations, mortgages, bonds, notes and other instruments.

            "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of securities, by contract or otherwise.

            "Customer" shall have the meaning specified in Section 3.21.

            "Damages" means any and all obligations, liabilities, damages, injuries, fines, liens, penalties, deficiencies, losses, Judgments, settlements, costs and expenses (including costs and expenses incurred in connection with performing obligations, bonding and appellate costs and reasonable attorneys', accountants', engineers', health, safety, environmental and other consultants' and investigators' fees and disbursements or other payments in respect of such payments), regardless of whether any of the foregoing are foreseeable or unforeseeable, matured or unmatured.

            "Development Agreement" means the Development and Technical Services Agreement among Burch, Jamail, Kershner and ProTrader LP, a form of which is attached as Exhibit B.

            "Dollars" and "$" mean United States dollars.

            "Drag-Along Partners" means Persons who become holders of Units after the date hereof and who are required to sell their Units to Buyer pursuant to Section 9.8 of the ProTrader LP Partnership Agreement.

            "Easements" means the easements and rights of way used or necessary to the business or operations of ProTrader Group.

            "EHS Laws" shall have the meaning specified in Section 3.17(a).

            "EIN" means, with respect to Persons listed in Schedule 8.1(a), the last 4 digits of such Person's social security number.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Escrow Agent" shall have the meaning specified in Section 2.4(a).

            "Escrow Agreement" shall have the meaning specified in Section
2.4(a).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Execution Agreement" means the execution agreement among PROTRADER SECURITIES CORPORATION, PROTRADER TRADING LLC, PTPHC, LP, Jamail, Burch and Kershner, a form of which is attached as Exhibit C.

            "Execution Escrow Amount" shall have the meaning specified in
Section 2.4(c).

            "Filing" means any filing with any Person or Authority required by any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

            "Fully Diluted Units" means, as of the date of determination, the number of outstanding Class A Units plus the number of outstanding Class B Units plus the number of outstanding Class C Units plus the number of outstanding Class D Units plus the additional number of Class B Units that would be outstanding if all vested and outstanding Options had been exercised, on a net exercise basis.

            "GAAP" means United States generally accepted accounting principles.

            "GR8TRADE License Agreements" means the license agreements between PROTRADER Technologies LP and each of PROTRADER TRADING LLC, PTPHC, LP, Jamail, Burch and Kershner, and certain of their Affiliates in each case in the form of which is attached as Exhibit A.

            "Grigsby" shall have the meaning specified in the recitals to this Agreement.

            "Grigsby Redemption Agreement" shall have the meaning specified in the recitals to this Agreement.

            "Hazardous Substance" shall have the meaning specified in Section 3.17(a).

            "Historical Financial Statements" means (i) for ProTrader LP and its Subsidiaries (including for these purposes, those legal entities whose sole activities consist of engaging in the

Proprietary Trading Business), the audited consolidated and combined financial statements, including balance sheets, statements of income, statement of changes in stockholder's and partner's equity and cash flows and unaudited other financial information for each of the years ended December 31, 2000 and December 31, 1999 (including the related notes thereto, and all auditors' reports thereon), (ii) for PROTRADER SECURITIES CORPORATION (formerly Cornerstone Securities Corp.), the audited financial statements, including statement of financial condition, statement of income, statement of changes in stockholder's equity and statement of cash flows, for each of the years ended December 31, 2000 and December 31, 1999 and December 31, 1998 (including the related notes and schedules thereto, and all auditors' reports thereon), (iii) for PROTRADER TRADING LLC and its predecessors, the audited financial statements, including balance sheets, statements of income, statement of changes in member's equity and cash flows for each of the years ended December 31, 2000 and December 31, 1999 (including, the related notes and schedules thereto, and all auditors' reports thereon), and (iv) the Interim Financial Statements.

            "Horne" shall have the meaning specified in the preamble to this Agreement.

            "Houston Interests" shall have the meaning specified in the recitals to this Agreement.

            "Houston Interests Escrow Amount" shall have the meaning specified in Section 2.4(b).

            "Houston Interests Notice" shall have the meaning specified in
Section 5.7(b).

            "Houston Interests Purchase Price" shall have the meaning specified in Section 5.7(b).

            "Indebtedness" means, with respect to any Party, without duplication
(i) all indebtedness of such Party for borrowed money or for the deferred purchase price of property or services (other than trade payables on ordinary trade terms incurred in the ordinary course of business), (ii) all indebtedness of such Party evidenced by a note, bond, debenture or similar instrument, (iii) reimbursement obligations with respect to all letters of credit issued for the account of such Party, (iv) all payment obligations of such Party under any interest rate and currency protection agreement (including, without limitation, any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements and (v) all guarantees issued by such Party in respect of the indebtedness or obligations described in clauses (i)-(iv) above of any other Person.

            "Indemnification Escrow Account" shall have the meaning specified in
Section 2.4(a).

            "Indemnity Escrow Amount" shall have the meaning specified in
Section 2.4(a).

            "Indemnity Escrow Value" shall have the meaning set forth in Section
9.8 (a)(ii).

            "Indemnified Party" shall have the meaning specified in Section 9.5(a).

            "Indemnifying Party" shall have the meaning specified in Section 9.5(a).

            "Instinet Common Stock" shall have the meaning specified in Section 2.2.

            "Instinet Daily Price" means, for any trading day, the volume weighted average (rounded to the nearest 1/1,000) of the per share trading prices of Instinet Common Stock on Nasdaq on such Nasdaq trading day.

            "Instinet Share Price" means the average (rounded to the nearest 1/1,000) of the Instinet Daily Prices for the seven (7) Nasdaq trading days ending on the trading day prior to the date of determination.

            "Intellectual Property" means any intellectual property or proprietary rights in any jurisdiction, whether owned or held for use under license, whether registered or unregistered (excluding, however, licenses for software that is commercially available for less than $1000 on a per user basis) including, without limitation, such rights in and to: (i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, assumed names and business names (the "Trademarks"); (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like statutory rights (collectively, "Patents"); inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) works of authorship (the "Copyrights"); (iv) trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any person (collectively, "Trade Secrets"); (v) computer software, data files, source and object codes, user interfaces, manuals, databases and other specifications and documentation (collectively, "Software"); (vi) mask works; (vii) moral rights; (viii) claims, causes of action or defenses relating to the enforcement of any of the foregoing; and (ix) the goodwill associated with the foregoing.

            "Interim Net Income Statement" shall have the meaning set forth in
Section 2.5(b).

            "Interim Financial Statements" means for ProTrader LP and its Subsidiaries (including, for these purposes, those legal entities whose sole activities consist of engaging in the Proprietary Trading Business) and for each of PROTRADER SECURITIES CORPORATION, PROTRADER.COM Limited Partnership and PROTRADER TRADING LLC, the unaudited consolidated and combined financial statements, including balance sheets, statements of income, statement of changes in stockholder's and partners' equity and cash flows for the period beginning January 1, 2001 and ending May 31, 2001 (including the related notes and schedules thereto).

            "IRS" means the United States Internal Revenue Service or any successor authority.

            "Jamail" shall have the meaning specified in the preamble to this Agreement.

            "Judgments" means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, assessments, settlement agreements or awards of any Authority or arbitrator.

            "Kershner" shall mean Andrew S. Kershner, an individual residing in St. Croix, U.S. Virgin Islands.

            "Leased Property" and "Leased Properties" shall have the meaning specified in Section 3.6(b).

            "Legal Requirements" means any and all applicable (i) federal, territorial, state, local and foreign laws, ordinances, regulations, (ii) codes, standards, rules, requirements, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances or regulations, (iii) rules of any Self-Regulatory Organization and (iv) Judgments.

            "Liabilities" means all liabilities or obligations and Damages arising therefrom or relating thereto (whether known, unknown, absolute, contingent or otherwise).

            "Lien" means any mortgage, pledge, hypothecation, charge, assignment, deposit arrangement, encumbrance, security interest, lien, and any security or similar agreement of any kind or nature whatsoever.

            "Material Contract" shall have the meaning specified in Section 3.8(b).

            "Maximum Indemnification Amount" shall have the meaning specified in
Section 9.8(a)(ii).

            "McEntire" shall have the meaning specified in the preamble to this Agreement.

            "Millennium Compliance" means, with respect to any Programmed System, the attribute of being Millennium Compliant.

            "Millennium Compliant" means, with respect to any Programmed System, the ability, before, on and after January 1, 2000, to:

            (i) consistently and correctly handle and process calendar dates falling on or after January 1, 2000 in the same manner and with the same functionality as with respect to calendar dates falling on or before December 31, 1999, including but not limited to accepting date input, providing date output, and performing calculations based on dates or portions of dates;

            (ii) function without any inaccuracies or interruptions caused by the advent of the new century without requiring any change in operations;

            (iii) where appropriate, respond to two-digit date input in a way that resolves any ambiguity as to century in a disclosed, defined and predetermined manner; and

            (iv) store, process and provide output of date information in ways that are unambiguous as to century.

            "NASD" means the National Association of Securities Dealers, Inc.

            "Nesmith Parties" shall have the meaning specified in Section 5.10.

            "Net Capital" shall mean net capital as calculated in accordance with Rule 15c3-1 of the Exchange Act.

            "Options" shall have the meaning specified in Section 6.1(l).

            "OSJ" means the franchise offices of ProTrader Group located in Cleveland, Ohio; Denver, Colorado; Houston, Texas; Lexington, Kentucky; San Antonio, Texas; and Scottsdale, Arizona.

            "Overunder" shall have the meaning specified in the preamble to this Agreement.

            "Parties" shall have the meaning specified in the preamble to this Agreement.

            "Party" shall have the meaning specified in the preamble to this Agreement.

            "Permits" means any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Legal Requirement.

            "Permitted Encumbrances" means (i) Liens for taxes and assessments, both general and special, not yet due and payable or which are being contested in good faith and have been reserved against in the Interim Financials, (ii) easements of record for electricity, water, gas and telephone lines serving the Leased Properties and the business conducted thereon and other easements of record which do not have, individually or in the aggregate, a Seller Material Adverse Effect, (iii) any laws, regulations or ordinances (including, but not limited to, those related to or affecting zoning, building and environmental matters) adopted or imposed by any Authority which do not have , individually or in the aggregate, a Seller Material Adverse Effect, (iv) workmen's, landlord's or other similar liens imposed by law and arising or incurred in the ordinary course of business which do not have, individually or in the aggregate, a Seller Material Adverse Effect, (v) public or private rights, if any, in such portion of the Leased Properties as may be presently used and recorded, for street, roadway, and/or alley purposes, which do not, individually or in the aggregate, have a Seller Material Adverse Effect and (vi) any interest or title of a lessor or sublessor under any lease; (vii) pledges or deposits under workingmen's compensation laws or similar legislation and deposits in connection with licenses, franchises or leases to which ProTrader LP, ProTrader LLC or their respective Subsidiaries are a party; and (viii) other minor Liens incurred in the ordinary course of business that, individually or in the aggregate, do not materially effect the assets to which such Liens relate.

            "Person" means an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

            "Plan" shall have the meaning specified in Section 3.14(a).

            "Post-Closing Period" shall have the meaning specified in Section 10.2.

            "Pre-Closing Period" shall have the meaning specified in Section
10.2.

            "Proceeding" shall have the meaning specified in Section 3.9.

            "Programmed Systems" means, collectively: (i) all computer hardware, software, firmware, databases, peripherals, systems and other computer equipment, (ii) all voice and data communications equipment and related software and firmware, and (iii) all other equipment of any type, the operation of which is controlled in some aspects by coded programs of instructions that are either loaded into such equipment before operation or embedded in storage devices (including, without limitation, read-only memory (ROM), electrically programmable read-only memory (EPROM), flash memory and similar devices) contained in such equipment.

            "Property" means all assets and property owned by any one or more members of the ProTrader Group, including cash, personal property and intangible property.

            "Proprietary Trading Business" means the business conducted by Burch, Jamail or Kershner, directly or through PROTRADER TRADING LLC, PTPHC, LP, ProTrader Equity Partners Management LLC or any other Person Controlled, directly or indirectly and severally or jointly, by any one or more of them, and any employees employed by any of such Persons, whereby such Persons or employees engage in the trading of securities for the account of Burch, Jamail, Kershner, PROTRADER TRADING LLC, PTPHC, LP, ProTrader Equity Partners Management LLC or any Person Controlled, directly or indirectly and jointly or severally by any one or more of them.

            "Proprietary Trading Business Assets" means those assets of ProTrader Group used exclusively or primarily in the Proprietary Trading Business, including those assets set forth on Schedule 5.6(a).

            "Proprietary Trading Business Liabilities" means those Liabilities of ProTrader Group arising from the Proprietary Trading Business, whether fixed, absolute, matured, unmatured, accrued or contingent, now existing or arising after the date hereof, including those Liabilities identified in the Historical Financial Statements for ProTrader Trading or set forth on Schedule 5.6(b).

            "Pro-Rata Portion" means, with respect to any Seller, the percentage set forth opposite such Seller's name on Schedule 2.2.

            "Prospectus" means the Prospectus dated May 17, 2001, of Buyer relating to the Instinet Common Stock that constitutes a part of Buyer's Registration Statement No. 333-55190.

            "ProTrader Broker-Dealer Subsidiaries" shall have the meaning specified in Section 3.20(a).

            "ProTrader Constituent Documents" means, with respect to any member of ProTrader Group, the certificate of limited partnership, certificate of incorporation, certificate of formation, by-laws, articles of incorporation, partnership agreement, limited liability company agreement or other similar constituent, organizational and governing documents.

            "ProTrader Group" means ProTrader LP, ProTrader LLC, PROTRADER SECURITIES CORPORATION (f/k/a Cornerstone Securities Corp.), ProTrader Houston OSJ, LP, ProTrader Houston OSJ Management, LLC, PROTRADER Services LP, PROTRADER Services Management LLC, PROTRADER Capital LP, ProTrader Capital Management LLC, ProTrader Acquisitions LP, ProTrader Acquisitions Holdings LLC, PROTRADER Technologies LP, PROTRADER Technologies Management LLC, PROTRADER.COM Limited Partnership, PROTRADER.com Management LLC, PROTRADER Technologies Holdings LP, PROTRADER Technologies Holdings Management LLC and any Subsidiaries of any of the foregoing.

            "ProTrader LLC" shall have the meaning specified in the recitals to this Agreement.

            "ProTrader LLC Limited Liability Company Agreement" means that certain Amended and Restated Limited Liability Company Agreement, entered into to be effective as of October 18, 2000, by and between Burch, Jamail and Kershner.

            "ProTrader LLC Membership Interests" shall have the meaning specified in the recitals to this Agreement.

            "ProTrader LP" shall have the meaning specified in the recitals to the Agreement.

            "ProTrader LP Partnership Agreement" means that certain Amended and Restated Limited Partnership Agreement, entered into to be effective as of October 18, 2000, by and among PROTRADER Group Management L.L.C., as the general partner, and Burch, Jamail, Overunder, Van Eman, Horne, Thomas Dixon and Bunda, as limited partners.

            "ProTrader LP Units" shall have the meaning specified in the recitals to this Agreement.

            "Purchase Price" shall have the meaning specified in Section 2.2.

            "Real Property Lease" shall have the meaning specified in Section 3.6(b).

            "Real Property Lease Conveyances" means the assignments and assumptions of leases required to be recorded in connection with the transfer of the Leased Properties.

            "Redemption Obligation" shall have the meaning specified in the recitals of this Agreement.

            "Redemption Obligation Amount" means an amount equal to $10,200,000 less any amounts paid to Grigsby prior to the Closing Date in respect of the Grigsby Redemption Obligation.

            "Registration Rights Agreement" means the registration rights agreement among Jamail, Burch, Overunder, McEntire, Bunda, Horne, Van Eman, Young and Buyer, a form of which is attached as Exhibit D.

            "Regulations" means the U.S. Federal Income Tax Regulations, as amended.

            "Regulators" shall have the meaning specified in Section 3.19(b).

            "Related Agreements" means the Development Agreement, the Escrow Agreement, the Execution Agreement, the GR8TRADE License Agreements, the Registration Rights Agreement and the Trading Agreements (as such term is defined in the Execution Agreement).

            "Reports" shall have the meaning specified in Section 3.22.

            "Returns" means any and all returns, statements, forms and reports for Taxes.

            "SEC" means the United States Securities Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Self-Regulatory Organization" shall have the meaning specified in
Section 3(a)(26) of the Exchange Act.

            "Seller Material Adverse Change" means any change giving rise to a Seller Material Adverse Effect.

            "Seller Material Adverse Effect" means (i) any one or more events, circumstances, conditions or changes, which result in, or which may reasonably be expected to result in, individually or in the aggregate, a material adverse impact on the operations, results of operations, or financial condition of ProTrader LP, ProTrader LLC or any of their respective Subsidiaries, taken as a whole, or (ii) any effect that would, individually or in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of Sellers, ProTrader LP, ProTrader LLC or any of their respective Subsidiaries (including, for these purposes, those legal entities whose sole activities consist of engaging in the Proprietary Trading Business) to effect the Closing or to perform any of their material obligations under this Agreement or any of the Related Agreements; provided that, any events, circumstances, conditions, changes or efforts resulting from, and consistent with, changes in the U.S. securities markets generally shall not constitute a Seller Material Adverse Effect.

            "Sellers" shall have the meaning specified in the preamble to this Agreement.

            "Sellers' Expenses" means all fees and expenses payable to Bear, Stearns & Co. Inc. in connection with the transactions contemplated by this Agreement, the UAR payments, the trader appreciation payments (not to exceed $5 million), the Grigsby Redemption Obligation Amount determined as of Closing, Sellers' Section 8.1 Payments and other fees and expenses (including legal and accounting) associated with the transaction, in each case in the amounts set forth in Schedule A.

            "Sellers' Representative" shall have the meaning set forth in
Section 11.11.

            "Sellers' Section 8.1 Payments" shall have the meaning specified in
Section 8.1.

            "Subsidiary" means, from time to time, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary or contingent voting power to elect directors of such corporation is at the time owned by any Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture, limited liability company or other entity in which any Person directly or indirectly through any Subsidiaries has more than a 50% equity interest at any time; provided, that except as expressly provided in this Agreement, the term Subsidiary, when applied to the ProTrader Group, shall not include legal entities whose sole activities consist of engaging in the Proprietary Trading Business.

            "Tag-Along Agreement" shall have the meaning specified in Section 5.7(a).

            "Tampa Sellers" shall have the meaning specified in Section 5.9.

            "Tampa Stock Purchase Agreement" shall have the meaning specified in
Section 5.9.

            "Tax Return" means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes ProTrader LP, ProTrader LLC, any successor to ProTrader LP or ProTrader LLC or any of their respective Subsidiaries (including, for these purposes, legal entities whose sole activities consist of engaging in the Proprietary Trading Business).

            "Taxes" means all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, property taxes, stamp taxes, transfer taxes, withholding taxes, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

            "Third Party" means any Person not a signatory to this Agreement.

            "Third Party Personnel" means any individual not employed by any member of ProTrader Group, who provides, or who has provided since January 1, 1998, services to ProTrader Group pursuant to any Contract between ProTrader LP or ProTrader LLC or any of their respective Affiliates and such individual or any management, service, consulting or similar firm under which ProTrader Group, or any entity comprising ProTrader Group, received services at a cost in excess of fifty thousand dollars ($50,000) in any calendar year.

            "Trader Group" shall have the meaning specified in the recitals to this Agreement.

            "Trader LLC" shall have the meaning specified in the recitals to this Agreement.

            "Trader Partnership" shall have the meaning specified in the recitals to this Agreement.

            "Unit" shall have the meaning specified in Section 6.1(l).

            "Unit Option Plan" means the PROTRADER Group Limited Partnership 2000 Option Plan, effective as of May 1, 2000.

            "Van Eman" shall have the meaning specified in the preamble to this Agreement.

            "Voluntary Bankruptcy" means, with respect to any Person, an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any Legal Requirement relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.

            1.2 Interpretation. In this Agreement and in the Schedules and Exhibits hereto:

            (a) the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

            (b) unless otherwise specified, references to Articles, Sections, clauses, Schedules and Exhibits are references to Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement;

            (c) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein;

            (d) references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns;

            (e) whenever in this Agreement, a Contract or instrument is referred to as "enforceable," such statement shall be deemed to be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity;

            (f) the words "include", "includes" and "including" are not limiting and are deemed to be followed by the words "without limitation;"

            (g) neutral pronouns and variations thereof shall be deemed to include the feminine and masculine and neuter form;

            (h) all terms used in the singular shall be deemed to include the plural and vice versa as the context may require; and

            (i) unless the context requires otherwise, derivative forms of any capitalized term defined herein shall have a comparable meaning to that of such term.

                                   ARTICLE II

                                   THE CLOSING

         On the fifth Business Day (or such other day as the Parties may agree) after the last to be fulfilled or waived of the conditions set forth in Article VI (other than those conditions that are specified as being satisfied on the Closing Date or at the Closing, so long as it is reasonably apparent that such conditions will be able to be satisfied at the Closing) shall be fulfilled or waived, the closing of the transactions provided for in this Agreement (the "Closing") shall be held (but only if all of the conditions set forth in Article VI shall have been satisfied or waived prior to the Closing) at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York, 10006, (the "Closing Date"). Each of the Parties hereby agrees that the following actions shall occur and be effective at and as of the Closing.

            2.1 Acquisition and Transfer of the ProTrader LP Units and the ProTrader LLC Interest. In reliance upon the representations, warranties, covenants and agreements contained herein and upon the terms and subject to the conditions hereinafter set forth, at the Closing:

            (A) the Class A Unit Holders shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Class A Unit Holders, in each case free and clear of all Liens (other than Liens created by the terms of the ProTrader LP Partnership Agreement or the ProTrader LLC Limited Liability Company Agreement, as applicable, which, with respect to any holders (other than Buyer) of Units or ProTrader LLC Membership Interests as of or prior to Closing, shall be extinguished or irrevocably waived upon the Closing) (i) all of the Class A Units and (ii) one hundred percent (100%) of the ProTrader LLC Membership Interests;

            (B) The Class B Unit Holders as of the Closing Date shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept such Class B Unit Holders, free and clear of Liens (other than Liens created by the terms of the ProTrader LP Partnership Agreement or the ProTrader LLC Limited Liability Company Agreement, as applicable, which, with respect to any holders (other than Buyer) of Units or ProTrader LLC Membership Interests as of or prior to Closing, shall be extinguished or irrevocably waived upon the Closing) all of the Class B Units;

            (C) the Class C Units Holders shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from the Class C Unit Holders, free and clear of all Liens (other than Liens created by the terms of the ProTrader LP Partnership

Agreement or the ProTrader LLC Limited Liability Company Agreement, as applicable, which, with respect to any holders (other than Buyer) of Units or ProTrader LLC Membership Interests as of or prior to Closing, shall be extinguished or irrevocably waived upon the Closing), all of the Class C Units;

            (D) McEntire shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from McEntire, free and clear of all Liens (other than Liens created by the terms of the ProTrader LP Partnership Agreement or the ProTrader LLC Limited Liability Company Agreement, as applicable, which, with respect to any holders (other than Buyer) of Units or ProTrader LLC Membership Interests as of or prior to Closing, shall be extinguished or irrevocably waived upon the Closing), all of the Class D Units.

            2.2 Purchase Price. The aggregate consideration (the "Purchase Price") for the Class A Units, the Class B Units (if any), the Class C Units, the Class D Units and the ProTrader LLC Membership Interests shall be (i) $50,000,000 in cash or immediately available funds (the "Cash Consideration") and (ii) an aggregate number of shares of common stock, $0.01 par value, of Buyer ("Instinet Common Stock"), equal to the quotient of (x) $100,000,000 less the Redemption Obligation Amount divided by (y) the Instinet Share Price determined as of the Closing Date (the "Stock Consideration").

            2.3 Payment Priority.

            (a) At the Closing, the Purchase Price shall be paid in the following manner: (i) Buyer shall deliver that portion of the Stock Consideration equal to the Indemnity Escrow Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement in accordance with Section 2.4(a), (ii) Buyer shall deliver that portion of the Stock Consideration equal to the Houston Interests Escrow Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement in accordance with Section 2.4(b), (iii) Buyer shall deliver that portion of the Stock Consideration equal to the Contingency Escrow Amount to the Escrow Agent pursuant to the terms of the Escrow Agreement in accordance with
Section 2.4(c), (iv) Buyer shall deliver that portion of the Stock Consideration equal to the Execution Escrow Amount pursuant to the terms of the Escrow Agreement in accordance with Section 2.4(d), (v) Buyer shall pay on behalf of PROTRADER LP the aggregate Sellers' Expenses and (vi) Buyer shall pay to PROTRADER LP the aggregate amounts listed on Schedule 2.2 with respect to holders of vested Options, which shall be distributed to each holder of vested Options in accordance with Schedule 2.2 in full settlement and satisfaction of such Option. Buyer shall pay the remaining Purchase Price to the Persons as specified in Section 2.3(b).

            (b) Buyer shall wire transfer the Cash Consideration (other than any portion thereof paid to the Houston Trader Group at Closing or to any other Persons in accordance with Section 2.3(a)) to the Persons in the amounts set forth opposite each Person's name on Schedule 2.2 in immediately available funds to a bank account or bank accounts designated by Sellers no later than five (5) Business Days prior to the Closing. Buyer shall issue and deliver the Stock Consideration (other than the Stock Consideration to be placed into escrow pursuant to Section 2.4) to the Persons, in the amounts set forth opposite each Person's name on Schedule 2.2.

            2.4 Escrow Accounts.

            (a) Buyer shall place an aggregate number of shares of Instinet Common Stock equal to the quotient of $60,000,000 divided by the Instinet Share Price determined as of the Closing Date (the "Indemnity Escrow Amount") into an escrow account, such escrow account (the "Indemnification Escrow Account") to be maintained, subject to Sections 2.4(b), 2.4(c) and 2.4(d), for a period of one
(1) year to provide for the payment by Sellers of any amounts that become due under the indemnification provisions of this Agreement. Such escrow will be established pursuant to an escrow agreement (the "Escrow Agreement") among Buyer, Sellers and a bank to be agreed upon by Buyer and Sellers as escrow agent (the "Escrow Agent") in a form agreed to by Buyer, Sellers and the Escrow Agent. On the first anniversary of the Closing, any amounts in the Indemnification Escrow Account that have not been released to Buyer for the payment of such amounts as may be due under Section 9.2 and are not subject to pending indemnification claims shall be released to Sellers. Any amounts in the Indemnification Escrow Account that are not so released pending an indemnification claim shall be released when the claim is resolved.

            (b) Unless the purchase of the Houston Interests is consummated at or prior to Closing, Buyer shall place in a subaccount of the Indemnification Escrow Account (or in a separate escrow account) pursuant to the Escrow Agreement an aggregate number of shares of Instinet Common Stock equal to the quotient of $10,000,000 divided by the Instinet Share Price determined as of the Closing Date (the "Houston Interests Escrow Amount"). The escrow referenced in this Section 2.4(b) shall be used to indemnify Buyer for any loss arising from the subject matter set forth in Section 5.7 and shall be maintained until the closing of the purchase of Houston Interests pursuant to Section 5.7. Buyer, Sellers and Young agree that the Houston Interests Escrow Amount (i) does not represent an acknowledgement on the part of any Party on the amount of any potential liability to the Trader Group and (ii) is substantially in excess of any such potential liability. Notwithstanding the preceding sentence, Buyer, Sellers and Young agree that Buyer shall be entitled to obtain up to the full amount of the Houston Interests Escrow Amount in order to compensate Buyer for, or to allow Buyer to pay on behalf of itself or the ProTrader Group, any liability relating to the subject matter of Section 5.7. Any portion of the Houston Interests Escrow Amount not subject to a pending indemnification claim shall be released to Sellers and Young based on their respective Pro Rata Portion of such Escrow Amount upon the earlier to occur of (i) the consummation of the acquisition of the Houston Interests pursuant to the Tag-Along Agreement or (ii) the lapse of all applicable statutes of limitations for any claim or potential claim under Section 5.7.

            (c) Buyer shall place in a subaccount of the Indemnification Escrow Account (or in a separate escrow account) pursuant to the Escrow Agreement an aggregate number of shares of Instinet Common Stock equal to the quotient of $4,500,000 divided by the Instinet Share Price determined as of the Closing Date (the "Contingency Escrow Amount"). The Contingency Escrow Amount shall be used to indemnify Buyer for any loss arising from the subject matter set forth in
Section 5.10 of this Agreement. Buyer, Sellers and Young hereby agree and acknowledge that nothing in this Section 2.4(b) is or shall be deemed an admission or recognition by any Party of liability with respect to any claim or potential claim that may be brought against such Party with respect to the subject matter hereof. In addition, Buyer, Sellers and Young agree that the Contingency Escrow Amount represents a substantial over-collateralization for any foreseeable liability arising out of the subject matter hereof. Notwithstanding the preceding sentence, Buyer, Sellers and Young agree that Buyer shall be entitled to obtain up to the full amount of the Contingency Escrow Amount in order to compensate Buyer for, or to allow Buyer to pay on behalf of itself or the ProTrader Group, any liability relating to the subject matter of Section 5.10. Any portion of the Contingency Escrow Amount not subject to a pending indemnification claim shall be released to Sellers and Young based on their respective Pro Rata Portion of such Escrow Amount upon the earliest to occur of (i) settlement of all claims arising pursuant to Section
5.10 or (ii) the lapse of all applicable statutes of limitations for any claim or potential claim under Section 5.10.

            (d) Buyer shall place an aggregate number of shares of Instinet Common Stock equal to the quotient of $15,000,000 divided by the Instinet Share Price determined as of the Closing Date (the "Execution Escrow Amount") in escrow, such escrow to be maintained until sixty (60) days after the third anniversary of the Closing Date to provide for the payment of certain minimum commission amounts that will be owed under the Execution Agreement. Such escrow will be established pursuant to the Escrow Agreement. On a monthly basis (and for each month, in no event later than the 15th calendar day of the succeeding month), for every $1 million of Fees (as defined in the Execution Agreement) accrued under the Execution Agreement, that number of shares of Instinet Common Stock equal to the Execution Escrow Amount divided by thirty (30) shall be released to Burch, Jamail and Overunder. If Buyer or any of its Affiliates have not received the minimum commission payments due under the Execution Agreement within 3 days of such amounts being due, Buyer shall be entitled to obtain payment of all or a portion of such amount from the Execution Escrow Amount.

            (e) On or after the Closing Date upon three Business Days' notice to
Buyer:

                    (i) any Seller may substitute an amount in cash for such Seller's Pro-Rata Portion of the shares of Instinet Common Stock then held in escrow pursuant to Section 2.4(a) (or any portion thereof) equal to such Seller's Pro-Rata Portion of $50,000,000 less amounts previously paid out pursuant to the indemnification provisions of this Agreement and the Escrow Agreement;

                    (ii) any Seller or Young may substitute an amount in cash for such Person's Pro-Rata Portion of the shares of Instinet Common Stock then held in escrow pursuant to Section 2.4(b) (or any portion thereof) of $10,000,000 less amounts previously paid out pursuant to the indemnification provisions of this Agreement and the Escrow Agreement;

                    (iii) any Seller or Young may substitute an amount in cash for such Person's Pro-Rata Portion of the shares of Instinet Common Stock then held in escrow pursuant to Section 2.4(c) (or any portion thereof) equal to such Person's Pro-Rata Portion of $4,500,000 less amounts previously paid out pursuant to the indemnification provisions of this Agreement and the Escrow Agreement; and

                    (iv) any of Burch, Jamail, Overunder and any other Person with an equity interest in the Proprietary Trading Business who has executed the Execution Agreement may substitute an amount in cash for such Person's allocated share of the shares of Instinet Common Stock then held in escrow pursuant to Section 2.4(d) (or any portion thereof) equal to such Person's allocated share of $15,000,000 less amounts previously paid out pursuant to the provisions of
      Section 2.4(d) and the Escrow Agreement; it being agreed that for the purposes of this Section 2.4(e)(iv) the "allocated share" of each Burch, Jamail and Overunder shall be as follows: Burch 17.6470%, Jamail 41.1765% and Overunder 41.1765%, subject to adjustment to take account of any other Person with an equity interest in the Proprietary Trading Business who has executed the Execution Agreement.

      If Burch, Jamail, Overunder or any other Person with an equity interest in the Proprietary Trading Business who has executed the Execution Agreement make a substitution as permitted by clause (iv) above, the amount released to Burch, Jamail, Overunder or such other Person in accordance with Section 2.4(c) in respect of each $1 million of Fees paid shall be such Person's allocated share, as defined in clause (iii) above, of the amount equal to: (X) that number of shares of Instinet Common Stock equal to the (1) Execution Escrow Amount less any shares substituted for under clause (iii) above divided by (2) 30 plus (Y) an amount in cash equal to $500,000 less (A) the number of shares released in accordance with clause (X) multiplied by (B) the Instinet Share Price determined as of the Closing Date.

            2.5 Closing and Pre-Closing Deliveries.

            (a) Sellers shall deliver to Buyer, no later than five Business Days prior to the Closing Date, (i) Schedule 2.2 setting forth (A), for each Seller, the number of Class A Units, Class B Units, Class C Units and Class D Units and percentage of ProTrader LLC Membership Interests, as applicable, that such Sellers shall convey to Buyer at Closing pursuant to Section 2.1, (B) instructions for the payment, on behalf of ProTrader LP, of amounts in respect of the vested and outstanding Options and (C) each of Sellers' and Young's Pro Rata Portion, (ii) a certificate duly executed by the Class A Unit Holders certifying the Redemption Obligation Amount as of the Closing Date and detailing any amounts paid to Grigsby in connection with the Redemption Obligation since May 31, 2001 and (iii) Schedule A setting forth the Sellers' Expenses.

            (b) No later than five Business Days prior to the Closing Date, Sellers shall deliver to Buyer a completed consolidated statement of income of ProTrader LP from May 31, 2001 until the date of delivery, duly executed by the Class A Unit Holders, setting forth the Class A Unit Holders's good faith estimate of the consolidated net income of ProTrader LP (the "Interim Net Income Statement").

            (c) At the Closing, the Parties shall exchange the documents referred to in Article VI, the Class A Unit Holders shall deliver to Buyer assignments and other instruments in form and substance reasonably acceptable to Buyer evidencing the sale, assignment, transfer and conveyance (including the waiver of any preemptive rights, rights of first refusal, tag-along rights or other similar rights pursuant to any ProTrader Constituent Document) to Buyer of the Class A Units and the ProTrader LLC Membership Interests, the Class B Unit Holders, if any, shall deliver to Buyer assignments and other instruments in form and substance reasonably acceptable to Buyer evidencing the sale, assignment, transfer and conveyance (including the waiver of any preemptive rights, rights of first refusal, tag-along rights or other similar rights pursuant to any ProTrader Constituent Document) to Buyer of the Class B Units, the Class C Unit Holders shall deliver to Buyer assignments and other instruments in form and substance reasonably acceptable to Buyer evidencing the sale, assignment, transfer and conveyance (including the waiver of any preemptive rights, rights of first refusal, tag-along rights or other similar rights pursuant to any ProTrader Constituent Document) to Buyer of the Class C Units and McEntire shall deliver to Buyer assignments and other instruments in form and substance reasonably acceptable to Buyer evidencing the sale, assignment, transfer and conveyance (including the waiver of any preemptive rights, rights of first refusal, tag-along rights or other similar rights pursuant to any ProTrader Constituent Document) to Buyer of the Class D Units.

            (d) In the event that Buyer disputes the Interim Net Income Statement, Buyer shall, no later than 30 days after the Closing Date, describe to Sellers in reasonable written detail the basis for such dispute, and Buyer and Sellers shall promptly negotiate in good faith to resolve such dispute. If Buyer fails to deliver such a notice of dispute within such 30-day period, Buyer shall be deemed to have accepted as final such Interim Net Income Statement. If Buyer delivers to Seller a notice of dispute and if such dispute is not resolved within 30 days after Buyer shall have notified Sellers of its basis for such dispute, then the specific matters in dispute shall be submitted to a nationally recognized independent accounting firm (other than PricewaterhouseCoopers LLP or Ernst and Young) reasonably acceptable to Buyer and Sellers. Buyer shall have the right to examine and make copies of any work papers, including the work papers of Ernst & Young, used in connection with the preparation of the Interim Net Income Statement.

            Such accounting firm shall be requested to provide its resolution of the matters in dispute within 30 days of submission thereof to such firm, and the determination of such accounting firm in respect of each of the matters in dispute shall be conclusive and binding on Buyer and Sellers save for manifest error. The determination of such firm shall be final and determinative. Payment of the amount of any adjustment shall be made by wire transfer of immediately available funds to the prevailing Party within two Business Days of the final determination thereof.

            The fees and expenses of such accounting firm shall be (i) paid by Sellers, if the excess (the "Interim Net Income Differential") of the consolidated net income of ProTrader as set forth on the Interim Net Income Statement over the consolidated net income of ProTrader as determined by such accounting firm is greater than 5%, (ii) shared equally by Sellers (in the aggregate) and Buyer if the Interim Net Income Differential is equal to or less than 5% and equal to or greater than 1%, and (iii) paid by Buyer if the Interim Net Income Differential is less than 1%.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

            Sellers, represent and warrant, jointly and severally, to Buyer as follows:

            3.1 Due Organization, Good Standing and Power.

            (a) Each member of ProTrader Group, PROTRADER TRADING LLC and PTPHC, LP is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the requisite power and authority under the applicable corporate, limited partnership or limited liability company law and its ProTrader Constituent Documents to own, lease and operate its assets and to conduct the business now being conducted by it and, on the Closing Date, will have the requisite power and authority to own, lease and operate its assets and to conduct the business being conducted by it on the Closing Date.

            (b) Schedule 3.1(b) lists all of the ProTrader Constituent Documents, as amended to the date of this Agreement, true, correct and complete copies of which have been delivered to Buyer.

            3.2 Authorization and Validity of Agreements.

            (a) Each member of ProTrader Group, PROTRADER TRADING LLC and PTPHC, LP has all requisite corporate, limited partnership or limited liability company power and authority to execute and deliver each of the Related Agreements to which it is a party and to perform its obligations thereunder.

            (b) The execution, delivery and performance by each member of ProTrader Group, PROTRADER TRADING LLC and PTPHC, LP of each Related Agreement to which it is a party and the consummation by each member of ProTrader Group, PROTRADER TRADING LLC and PTPHC, LP of the transactions contemplated thereby have been duly authorized by all necessary corporate, limited partnership or limited liability company action.

            3.3 Absence of Conflicts. The execution, delivery and performance by each member of the ProTrader Group, PROTRADER TRADING LLC and PTPHC, LP of each Related Agreement to which it is a party and the consummation by it of the transactions contemplated thereby, does not and will not: (i) violate any material Legal Requirement applicable to any such Person (ii) conflict with, or result in the breach of any provision of any such Person's constituent documents, (iii) result in the creation of any Lien upon any of such Person's assets, or (iv) except as set forth on Schedule 3.3, violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which, with notice, lapse of time or both, would constitute a default or event of default under the terms of any Contract or Permit to which such Person is a party or by which its properties or businesses are bound.

            3.4 Financial Statements; No Material Adverse Change.

            (a) The Historical Financial Statements have been prepared in accordance with GAAP, consistently applied. The Historical Financial Statements fairly present in all material respects (i) the financial position of ProTrader LP and its Subsidiaries (including, for these purposes, those legal entities whose sole activities consist of engaging in the Proprietary Trading Business) as of the date of the Interim Financial Statements, December 31, 2000 and December 31, 1999, and (ii) the financial position of PROTRADER SECURITIES CORPORATION as of December 31, 2000 and December 31, 1999, and contain and reflect all necessary adjustments (other than normal year-end adjustments in the case of the Interim Financial Statements), for a fair presentation of the financial condition and results of operation of ProTrader LP, ProTrader LLC, PROTRADER SECURITIES CORPORATION and their respective Subsidiaries (including, for these purposes, those legal entities whose sole activities consist of engaging in the Proprietary Trading Business), as applicable, for the periods covered by such financial statements in accordance with GAAP. Except as set forth and adequately reserved for in the Interim Financial Statements, or as set forth on Schedule 3.4(a), none of ProTrader LP, ProTrader LLC, PROTRADER SECURITIES CORPORATION or any of their respective Subsidiaries has any outstanding claims, liabilities or indebtedness, absolute or contingent, or obligations of any nature, whether accrued, absolute, contingent, threatened or otherwise, whether due or to become due, other than liabilities incurred in the ordinary course and conduct of its business since the date of the Interim Financial Statements which do not involve borrowings and are not in excess of fifty thousand dollars ($50,000) in the aggregate or are of a type not required to be disclosed in financial statements, or notes thereto, in accordance with GAAP.

            (b) Since the date of the Interim Financial Statements, there has been no Seller Material Adverse Change, other than as a result of the transactions expressly contemplated by this Agreement (including the disposition of the Proprietary Trading Business).

            (c) Since the date of the Interim Financial Statements until the date hereof, other than as expressly contemplated by this Agreement (including the disposition of the Proprietary Trading Business), each of ProTrader LP, ProTrader LLC and their respective Subsidiaries has conducted its business in the usual and ordinary course, consistent with past practice.

            (d) Except as set forth on Schedule 3.4(d) or in the Interim Financial Statements, none of ProTrader LP, ProTrader LLC or their respective Subsidiaries has any Indebtedness.

            (e) As of the date of the Interim Financial Statements, PROTRADER SECURITIES CORPORATION's Net Capital was $1,498,361. As of the date of the Interim Financial Statements, ProTrader.com's Net Capital was $769,754.

            (f) As of the date hereof, the maximum amount payable to Grigsby in respect of the Redemption Obligation is $7,225,000. All amounts due and payable to Grigsby in accordance with the Redemption Obligation have been paid.

            3.5 Accounts Receivable. The accounts receivable included in the Interim Financial Statements constitute all of the accounts receivable of ProTrader LP, ProTrader LLC and their respective Subsidiaries, as of the date thereof. Other than those reserved for in the allowance for doubtful accounts on the statements of financial condition contained within the Interim Financial Statements, all of such accounts receivable are, and those existing on the Closing Date will be, valid and existing accounts receivable arising in the ordinary course of business.

            3.6 Title to Assets; Maintenance, Operation and Sufficiency of
Assets.

            (a) Each of ProTrader LP, ProTrader LLC and their respective Subsidiaries has good and valid title to all personal property owned by it, free and clear of all Liens, subject to Permitted Encumbrances and except as specified in Schedule 3.6(a).

            (b) None of ProTrader LP, ProTrader LLC or their respective Subsidiaries is the fee owner of any real property. Schedule 3.6(b) sets forth a complete list of all real property and interests in real property which is leased, directly or indirectly, by ProTrader LP, ProTrader LLC or their respective Subsidiaries or in respect of which ProTrader LP, ProTrader LLC or their respective Subsidiaries has an option to enter a lease (individually, a "Real Property Lease") and (ii) identifies, for each Real Property Lease, the parties thereto and the address of the property subject thereto. ProTrader LP, ProTrader LLC or their respective Subsidiaries, as applicable, owns the lessee's interest in each Real Property Lease and has a lessee's interest in all Real Property Leases (any real property of which ProTrader LP, ProTrader LLC or their Subsidiaries, as applicable, has a leasehold interest in and is specified in a Real Property Lease being sometimes referred to herein individually as a "Leased Property" and, collectively, as the "Leased Properties"), in each case free and clear of all Liens of any nature whatsoever except Liens set forth on Schedule 3.6(b) and Permitted Encumbrances.

            (c) Except as set forth on Schedule 3.6(b) hereto and except for Permitted Encumbrances, none of the Leased Properties is subject to any lease, sublease, license or other agreement granting to any Person other than ProTrader LP, ProTrader LLC or their respective Subsidiaries any right to the use, occupancy or enjoyment of the Leased Properties or any part thereof.

            (d) Each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms, and there is no default under any Real Property Lease either by ProTrader LP, ProTrader LLC or their respective Subsidiaries and Sellers and ProTrader Group have no knowledge of a default by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by or against ProTrader LP, ProTrader LLC or any Subsidiary, as applicable, thereunder. Sellers have delivered, or caused to be delivered to Buyer a true, correct and complete copy of each Real Property Lease, including all amendments, supplements, side letters and consents affecting the current or future obligations of any party thereunder. No previous or current party to any such Real Property Lease has given notice of or made a claim with respect to any breach or default thereunder which has not been remedied, waived or otherwise cured.

            (e) Each of ProTrader LP, ProTrader LLC and their respective Subsidiaries has maintained and operated its assets in accordance with normal operating practices and such assets are in good operating condition, repair and maintenance, subject only to ordinary wear and tear.

            (f) Since the date of the Interim Financial Statements, there has not occurred:

                    (i) any material revaluation by ProTrader LP, ProTrader LLC or any of their respective Subsidiaries of any of their assets; or

                    (ii) any sale or transfer of a material amount of assets of ProTrader LP, ProTrader LLC or any of their respective Subsidiaries other than as expressly contemplated or permitted under this Agreement.

            (g) The assets owned, used or operated by each of ProTrader LP, ProTrader LLC and their Subsidiaries are and, upon the consummation of the transactions contemplated by this Agreement and the Related Agreements, will be sufficient for the continued conduct of ProTrader LP's, ProTrader LLC's and each of their Subsidiaries' respective businesses after the Closing in substantially the same manner as such businesses were conducted prior to the Closing.

            3.7 Insurance. Schedule 3.7 sets forth: (i) each insurance policy under which ProTrader LP, ProTrader LLC or any of their respective Subsidiaries is a beneficiary; (ii) the name of the insurer with which such policy is or was carried; (iii) the annual premium payable thereunder; (iv) the Liabilities covered thereunder; (v) the amount of coverage (including the amount of any deductible) thereunder; and (vi) the period of coverage thereunder. All premiums payable under each such policy have been duly paid to date and each such insurance policy is in full force and effect up to the full amount of coverage indicated on Schedule 3.7 and is not voidable on account of any act, omission or nondisclosure on the part of ProTrader LP, ProTrader LLC or any of their respective Subsidiaries. None of ProTrader LP, ProTrader LLC or any of their respective Subsidiaries is in default with respect to any provision of any of such insurance policies. Except as set forth in Schedule 3.7, ProTrader LP, ProTrader LLC and each of their respective Subsidiaries have not been refused any insurance coverage by any insurance carrier to which they have applied for insurance during the past three years. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of or default or loss of any benefit (including the right to receive payment of any claim) under, or permit the termination of, any of the insurance policies listed on Schedule 3.7.

            3.8 Contracts.

            (a) Schedule 3.8 lists all Material Contracts.

            (b) Except as set forth on Schedule 3.8, none of ProTrader LP, ProTrader LLC or any of their respective Subsidiaries is bound by (i) any Contract which was entered into other than in the ordinary course of business,
(ii) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, partnership interests or membership interests, (iii) any Contract relating to capital expenditures in excess of $50,000 (either individually or in the aggregate),
(iv) any Contract relating to Indebtedness, (v) any loan or advance to, or investment in, any Person (other than a Subsidiary), any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits, (vi) any guarantee or other contingent liability in respect of any obligation of any Person, (vii) any management, service, consulting or any other similar type Contract requiring payment of fees in excess of $50,000 per year, (viii) other than the ProTrader Constituent Documents, any Contract limiting the ability of ProTrader LP, ProTrader LLC or any of their respective Subsidiaries to engage in any line of business or to compete with any Person, (ix) any warranty, guaranty or the similar undertaking with respect to contractual performance extended by ProTrader LP, ProTrader LLC or any of their respective Subsidiaries other than in the ordinary course of business, (x) any Contract which in the event of a default would have a Seller Material Adverse Effect, (xi) any Contract that cannot be terminated by ProTrader LP, ProTrader LLC and each of their respective Subsidiaries which is a party to such Contract without liability upon less than one year's notice, (xii) any collective bargaining agreement with any labor union or other representative of employees, (xiii) any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits, (xiv) any Contract that would result in the merger with or into or consolidation into another Person, (xv) any Contract that provides for the provision of material services to ProTrader LP, ProTrader LLC or any of their respective Subsidiaries by Third Party Personnel, (xvi) any Contract with any Authority, (xvii) any Contract for the sale of brokerage or research services or any Contract with any customer of ProTrader LP, ProTrader LLC or any of their respective Subsidiaries, or (xviii) any material amendment, modification or supplement in respect of any of the foregoing (each of (i)-(xviii), a "Material Contract"). Except as otherwise set forth on Schedule 3.8, each Material Contract to which ProTrader LP, ProTrader LLC or any of their respective Subsidiaries is a party is in full force and effect and there exists no material default by ProTrader LP, ProTrader LLC or their respective Subsidiaries or any event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default by ProTrader LP, ProTrader LLC or their respective Subsidiaries thereunder.

            (c) Prior to the date hereof, Sellers have delivered, or caused to be delivered, to Buyer and its representatives correct and complete copies of all Material Contracts.

            (d) None of ProTrader LP, ProTrader LLC or any of their respective Subsidiaries is a party to, nor are they otherwise obligated to perform under, any oral arrangement involving commitments in the aggregate by ProTrader LP, ProTrader LLC or any of their respective Subsidiaries in excess of $50,000, except as provided on Schedule 3.8.

            (e) Except as set forth in Schedule 3.8(e) or, as of Closing, the Related Agreements, none of ProTrader LP, ProTrader LLC nor any of their Subsidiaries is party to, nor is otherwise obligated to perform under, any Contract or oral arrangement with any of the Sellers or any Affiliate of any Seller that is not on an arms-length basis and that will survive the Closing of the transactions contemplated by this Agreement and the Related Agreements.

            3.9 Proceedings. Except as set forth in Schedule 3.9, there is no suit, action or legal, administrative or arbitration proceeding (including any citations, complaints, consent orders, compliance schedules or other similar enforcement orders) or any governmental investigation (each, a "Proceeding" and collectively, "Proceedings"), pending or, to the best of the Sellers' and ProTrader Group's knowledge, threatened, before any Authority or arbitrator against ProTrader LP, ProTrader LLC or their respective Subsidiaries (i) seeking to restrain or prohibit the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby, (ii) which bears a reasonable likelihood of being determined in favor of the party adverse to ProTrader LP, ProTrader LLC or their Subsidiaries or, to the best of the Sellers' or ProTrader Group's knowledge, any OSJ and, if so determined, bears a reasonable likelihood of (x) resulting in damages in excess of $50,000 payable by ProTrader LP, ProTrader LLC or their respective Subsidiaries or (y) having a Seller Material Adverse Effect or (iii) seeking to modify, suspend, revoke, withdraw, terminate or otherwise limit any material Permit or Easement used or held by ProTrader LP, ProTrader LLC or their Subsidiaries or, to the best of the Sellers' or ProTrader Group's knowledge, any OSJ. There are no Judgments singly, or in the aggregate, for an amount in excess of $50,000 outstanding against ProTrader LP, ProTrader LLC, any of their Subsidiaries, or, to the best of the Seller's or ProTrader Group's knowledge, any OSJ.

            3.10 Compliance with Legal Requirements and Permits. ProTrader LP, ProTrader LLC and their Subsidiaries hold all Permits necessary for the lawful conduct of their business. Except as specified in Schedule 3.10, each of ProTrader LP, ProTrader LLC and their Subsidiaries and each OSJ is in compliance in all material respects with all applicable Legal Requirements and Permits. In addition, except as set forth on Schedule 3.10, to the best of the Sellers' and ProTrader Group's knowledge, none of ProTrader LP, ProTrader LLC, their Subsidiaries, any OSJ nor their respective officers:

            (a) has received any written notification or communication from any Authority (i) asserting that any such Person is not in compliance in all material respects with any Legal Requirement, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke any such Person's Permit, franchise, seat or membership in any securities or commodities exchange, or governmental authorization, (iii) requiring any such Person to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the managers thereof to adopt any resolution or policy), or (iv) restricting or disqualifying such Person's activities (except for restrictions generally imposed by rule, regulation or administrative policy on brokers or dealers generally or by a Self-Regulatory Organization);

            (b) is aware of any pending or threatened investigation, review or disciplinary Proceedings by any Authority against ProTrader LP, ProTrader LLC, any of their Subsidiaries, any OSJ or any manager, officer, director or employee thereof;

            (c) is, nor is any Affiliate thereof, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act or a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any broker-dealer as a broker-dealer, municipal securities dealer, government securities broker or government securities dealer under
Section 15, Section 15B or Section 15C of the Exchange Act, and there is no reasonable basis for a Proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in, any such censure, limitation, suspension or revocation; or

            (d) is required to be registered as a broker-dealer investment company, securities exchange, alternative trading system, commodity trading advisor, commodity pool operator, futures commission merchant or transfer agent under any Legal Requirement.

            3.11 Permits. Schedule 3.11 sets forth an accurate and complete list of all material Permits currently used or held by ProTrader LP, ProTrader LLC, any of their Subsidiaries, or any OSJ. Except as specified in Schedule 3.11, (i) all such Permits are in full force and effect and (ii) ProTrader LP, ProTrader LLC and their Subsidiaries have, to the extent required, made all Filings necessary to request the timely renewal or issuance of all material Permits necessary prior to the Closing for it to own, operate, use and maintain its assets and to conduct its business as it is currently being conducted.

            3.12 Intellectual Property.

            (a) Schedule 3.12 sets forth a complete and correct list of the following categories of Company Owned Intellectual Property: (A) registered and unregistered Trademarks; (B) Patents (including issued and applications therefor); (C) registered Copyrights; (D) Software other than commercial "shrink wrap" software (it being understood that with respect to internally-created software, the software listed on Schedule 3.12 is limited to software that is material to the functioning of GR8TRADE(R)); and in each case listing, as applicable, the registration number, and in the case of a registration, the registered owner, and the jurisdiction of registration. Schedule 3.12 also sets forth (A) all agreements under which ProTrader LP, ProTrader LLC or any of their Subsidiaries use Company Licensed Intellectual Property (other than commercial "shrink wrap" software) and (B) all agreements under which each of ProTrader LP, ProTrader LLC or any of their Subsidiaries has licensed to others the right to use Company Intellectual Property, in each case, specifying the parties to the agreement, the Intellectual Property that is licensed, and whether the license is exclusive or non-exclusive.

            (b) The Company Intellectual Property constitutes all of the Intellectual Property that is material or necessary to the businesses of ProTrader LP, ProTrader LLC or any of their Subsidiaries, in each case, as such businesses are currently conducted by ProTrader LP, ProTrader LLC or their Subsidiaries and ProTrader LP, ProTrader LLC and their Subsidiaries own, or license or otherwise possess full, legally enforceable rights, free and clear of conditions, adverse claims or other restrictions or any requirement of any past, present or future royalty payments, to use the Company Intellectual Property.

            (c) ProTrader LP, ProTrader LLC and their Subsidiaries have taken reasonable and appropriate steps to register all registrable Company Owned Intellectual Property with the applicable authorities in all jurisdictions in which each of ProTrader LP, ProTrader LLC or their Subsidiaries does business, and all registrations for Company Owned Intellectual Property, including for Patents, Trademarks, and Copyrights, are registered in the name of ProTrader LP, ProTrader LLC or their Subsidiaries, as the case may be, and are valid and subsisting.

            (d) Each of ProTrader LP, ProTrader LLC and their Subsidiaries has secured valid written assignments from all consultants and employees who contribute or have contributed to the creation or development of Company Owned Intellectual Property of the rights to such contributions that each of ProTrader LP, ProTrader LLC or their Subsidiaries do not already own by operation of law.

            (e) ProTrader LP, ProTrader LLC and their Subsidiaries have taken all reasonable and appropriate steps to protect and preserve the confidentiality of all of the Trade Secrets that comprise any part of the Company Intellectual Property, and to the best of the Sellers' and ProTrader Group's knowledge, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets; all disclosure of any material Trade Secret that comprises part of the Company Intellectual Property to, and, to the best of the Sellers' and ProTrader Group's knowledge, all use of Trade Secrets that comprise any part of the Company Intellectual Property by, any Person has been pursuant to the terms of a written agreement with such Person; and all use by the Company of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person or is otherwise lawful.

            (f) There is no pending (or, to the best of the Sellers' or ProTrader Group's knowledge, threatened) written assertion or claim and there has been no such written assertion or claim in the last six years: (i) challenging the validity or enforceability of, or contesting ProTrader LP's, ProTrader LLC's or their Subsidiaries' rights with respect to, any of the Company Owned Intellectual Property, (ii) challenging ProTrader LP's, ProTrader LLC's or their Subsidiaries' rights to use the Company Licensed Intellectual Property or the validity or enforceability of the agreement relating thereto,
(iii) or asserting that ProTrader LP's, ProTrader LLC's or their Subsidiaries' use or exploitation of any Company Intellectual Property or their provision of goods and services in their respective businesses as currently conducted, infringes upon, misappropriates, violates or conflicts in any way with the rights of any third party (including rights in Intellectual Property); and, in each case, to the best of the Sellers' and ProTrader Group's knowledge, there are no grounds for any such assertion or claim; none of ProTrader LP, ProTrader LLC and their Subsidiaries is a party to any suit, action or Proceeding which involves a claim of infringement or misappropriation of any Intellectual Property of any third party.

            (g) Neither ProTrader LP nor ProTrader LLC nor their Subsidiaries has or have given or received any notice of default or any event which with the lapse of time would constitute a default under any agreement relating to Company Intellectual Property; neither ProTrader LP nor ProTrader LLC nor their Subsidiaries, nor, to the best of the Sellers' and ProTrader Group's knowledge, any other party, currently is in default in any material respect with regard to any agreement relating to such Company Intellectual Property, and there exists no condition or event (including, without limitation, the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute such a default by ProTrader LP, ProTrader LLC or any of their Subsidiaries under any agreement relating to the Company Intellectual Property, or would give any Person any rights of termination, cancellation or acceleration of any performance under any such agreement or result in the creation or imposition of any Lien, in each case.

            (h) To the best of the Sellers' and ProTrader Group's knowledge, there are no unauthorized uses, disclosures, infringements, or misappropriations by any third party of any Company Owned Intellectual Property or any breaches by any third party of any licenses or agreements involving such Company Owned Intellectual Property.

            (i) To the best of the Sellers' and ProTrader Group's knowledge, all use, disclosure or appropriation of confidential and/or proprietary information not owned by ProTrader LP, ProTrader LLC or their Subsidiaries in the course of conducting their respective businesses has been pursuant to the terms of a written agreement between ProTrader LP,

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
ProTrader LLC or their Subsidiaries and the owner of such confidential and/or proprietary information, or is otherwise lawful.

            (j) No parties other than each of ProTrader LP, ProTrader LLC or their Subsidiaries possess any current or contingent rights to or otherwise use any source code that is part of the Company Owned Intellectual Property (including, without limitation, through any escrow account).

            (k) Each of ProTrader LP, ProTrader LLC and their Subsidiaries has obtained any and all necessary consents from customers with regard to each of ProTrader LP's, ProTrader LLC's and their Subsidiaries', as the case may be, collection and dissemination of personal customer information in accordance with any applicable privacy policy published or otherwise communicated in writing by ProTrader LP, ProTrader LLC or their Subsidiaries and any applicable Legal Requirements. Each of ProTrader LP's, ProTrader LLC's and their Subsidiaries' practices regarding the collection and use of customer personal information are and have been in accordance with such privacy policies and with all applicable Legal Requirements.

            3.13 Employee Relations.

            (a) (i) The employees employed by ProTrader LP, ProTrader LLC or any of their Subsidiaries are not represented by any labor union or other labor representative, (ii) there are no collective bargaining agreements or other similar arrangements in effect with respect to such employees and (iii) to the best of the Sellers' and ProTrader Group's knowledge, there are no other Persons attempting to represent or organize or purporting to represent for bargaining purposes any employees employed by ProTrader LP, ProTrader LLC or any of their Subsidiaries.

            (b) (i) Since January 1, 1996 there has not occurred or been threatened any strikes, slow downs, picketing, work stoppages, concerted refusals to work or other similar labor activities with respect to employees employed by ProTrader LP, ProTrader LLC or any of their Subsidiaries and (ii) no material grievance or arbitration or other Proceeding arising out of or under any collective bargaining agreement relating to ProTrader LP, ProTrader LLC or any of their Subsidiaries is pending or threatened.

            (c) Except as set forth on Schedule 3.13(c), ProTrader LP, ProTrader LLC and their Subsidiaries are in compliance with all Legal Requirements relating to the employment or termination of employment of all former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) of ProTrader LP, ProTrader LLC or any of their Subsidiaries.

            (d) Except as set forth in Schedule 3.13(d), no individual has been treated by ProTrader LP, ProTrader LLC or any of their Subsidiaries, as a "leased employee" (within the meaning of Section 414(n) of the Code). Except as set forth in Schedule 3.13(d), there are no complaints, charges or claims against ProTrader LP, ProTrader LLC or any of their Subsidiaries pending or, to the knowledge of such Person, threatened to be brought by or filed with any Authority based on, arising out of, in connection with or otherwise relating to the employment or termination of employment by ProTrader LP, ProTrader LLC or any of their Subsidiaries of any individual involved in the business of ProTrader LP, ProTrader LLC or any of their Subsidiaries including individuals classified by ProTrader LP, ProTrader LLC or any of their Subsidiaries as independent contractors or "leased employees" (within the meaning of Section 414(n) of the Code), or the failure to employ any individual, including, without limitation, any claim relating to employment discrimination, equal pay, employee safety and health, immigration, wages and hours or workers' compensation.

            (e) There are no Liabilities, whether absolute or contingent, to any employees employed by ProTrader LP, ProTrader LLC or any of their Subsidiaries relating to workers compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. Except as set forth on Schedule 3.13(e), with respect to each workers' compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under the insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing will have been paid on or before the Closing.

            3.14 Employee Benefits.

            (a) Schedule 3.14(a) sets forth a complete and correct list of each plan, program, arrangement or agreement which is an employment, consulting, termination or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan, program, arrangement or agreement, including any "employee benefit plan," within the meaning of Section 3(3) of ERISA covering any employee or consultant of ProTrader LP, ProTrader LLC or any of their Subsidiaries, or to which ProTrader LP, ProTrader LLC or any of their Subsidiaries has any obligation to contribute, or with respect to which Sellers, ProTrader LP, ProTrader LLC or any of their Subsidiaries has any Liability as a result of its being an employer (including any Liability arising out of an indemnification, guarantee, hold harmless or similar agreement) (each a "Plan" and, collectively, the "Plans"). With respect to each Plan, a true and complete copy of the document embodying the Plan, as amended, and related trust agreements and/or insurance contracts or other funding arrangements, if any, and all summary plan descriptions related thereto as amended as of the date hereof, and the two most recent Forms 5500, including financial statements and actuarial valuations, required to be filed with the IRS with respect to each of the Plans have been delivered to Buyer.

            (b) Except as set forth on Schedule 3.14(b), each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Plan is qualified and that its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, or the remedial amendment period applicable to such Plan has not expired and will not, prior to the Closing, expire and nothing has occurred since the date of such letter that could reasonably be expected to cause any such Plan or trust to cease to be so qualified or tax-exempt.

            (c) Except as set forth in Schedule 3.14(c), (i) ProTrader LP, ProTrader LLC, their Subsidiaries and their respective Affiliates have complied with and performed all material obligations required to be performed under each Plan and each Plan has been maintained and administered in all material respects in accordance with its terms and all applicable Legal

Requirements and (ii) no event has occurred or is reasonably expected to occur in connection with which ProTrader LP, ProTrader LLC, any of their Subsidiaries or any Plan, directly or indirectly, could be subject to any Liability under Title I or IV of ERISA, the Code or any other Legal Requirement applicable to any Plan.

            (d) No Plan is an "employee pension benefit plan" (within the meaning of section 3(2) of ERISA) as to which ProTrader LP, ProTrader LLC or any of their Subsidiaries may incur any liability under Title IV of ERISA or Section 412 of the Code. No Plan is a Multiemployer Plan (within the meaning of Section 3(37) of ERISA) or a Multiple Employer Plan (within the meaning of Section 413(c) of the Code).

            (e) Except as disclosed in Schedule 3.14(e), the consummation of the transactions contemplated hereby, either alone or in combination with another event, will not (i) entitle any employee or former employee of ProTrader LP, ProTrader LLC or any of their Subsidiaries or any group of such employees to any payment, (ii) increase the amount of compensation due to any such employee or
(iii) accelerate the time of vesting of any compensation, stock incentive or other benefit. Except as set forth in Schedule 3.14(e), the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will not result in any "parachute payment" within the meaning of section 280G of the Code, whether or not such payment could be considered to be reasonable compensation for services rendered that is not exempt from the provisions of Section 280G and 4999 of the Code pursuant to Section 280G(b)(5)(A)(i) of the Code.

            (f) Except as set forth in Schedule 3.14(f), none of ProTrader LP, ProTrader LLC or any of their Subsidiaries maintains any Plan, agreement or arrangement that provides benefits in the nature of severance and it does not have outstanding any liabilities with respect to any severance benefits available under any Plan, agreement or arrangement.

            (g) Neither ProTrader LP, ProTrader LLC nor any of their Affiliates has any announced plan or commitment to create any additional employee benefit plan, program or arrangement or to amend, modify or terminate any existing Plan.

            (h) Neither ProTrader LP, ProTrader LLC or any of their Subsidiaries, could incur, directly or indirectly, any material Liability (including a material Liability arising out of an indemnification, guarantee, hold harmless or similar agreement) with respect to any employees or former employees of ProTrader LP, ProTrader LLC or any of their Subsidiaries arising out of any previous divestiture by ProTrader LP, ProTrader LLC or any of their Affiliates of any business or assets.

            (i) None of ProTrader LP, ProTrader LLC or any of their Subsidiaries has any material Liability (including a material Liability arising out of an indemnification, guarantee, hold harmless or similar agreement) relating to any insurance contract held under or purchased to fund a Plan, the issuer of which is or was insolvent or in reorganization or the payments under which were suspended.

            (j) Except as set forth on Schedule 3.14(j), none of ProTrader LP, ProTrader LLC or any of their Subsidiaries maintains any plan, program or arrangement or is a party to any

Contract that provides any benefits or provides for payments to any Person in, based on or measured by the value of, any equity security of, or interest in, ProTrader LP, ProTrader LLC, any of their Subsidiaries or Affiliates.

            (k) With respect to each Plan, (i) all material payments due from ProTrader LP, ProTrader LLC or any of their respective Subsidiaries to the date hereof have been made and (ii) there are no pending or, to the best of the Sellers' and ProTrader Group's knowledge, threatened Proceedings (other than routine claims for benefits) with respect to such Plan or against the assets of such Plan.

            (l) Except as disclosed on Schedule 3.14(l), none of ProTrader LP, ProTrader LLC or their Subsidiaries has any obligation to provide health, life insurance, death or other benefits (under a plan described in Section 3(1) of ERISA to retirees or other former employees under any Plan), other than benefits mandated by Section 4980B of the Code. To the best of the Sellers' and ProTrader Group's knowledge, there has been no communication to any employee of ProTrader LP, ProTrader LLC or their Subsidiaries that would reasonably be expected to promise or guarantee any such employee retiree health or life insurance or other retiree death benefits on a permanent basis.

            (m) Except as disclosed on Schedule 3.14(m), none of Sellers, ProTrader LP, ProTrader LLC or their Subsidiaries nor any Plan, is under audit or is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guarantee Corporation or any other federal or state governmental agency, nor is any such audit or investigation pending or, to the best of the Class A Unit Holder's and ProTrader Group's knowledge, threatened.

            (n) For the purposes of Section 3.14(e) the term "Subsidiaries" shall include legal entities whose sole activities consist of engaging in the Proprietary Trading Business.

            3.15 Taxes. Except as set forth on Schedule 3.15:

            (a) Other than PROTRADER SECURITIES CORPORATION, each of ProTrader LP, ProTrader LLC, and their Subsidiaries is, and since its formation has continuously been, either a partnership or an entity disregarded as separate from its owner for U.S. federal income tax purposes.

            (b) Sellers have caused to be timely filed, or will cause to be timely filed, with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, ProTrader LP, ProTrader LLC or their Subsidiaries, and their respective businesses on or prior to the Closing Date. Such Tax Returns have accurately reflected in all material respects and, in the case of Returns to be filed, will accurately reflect in all material respects all liability for Taxes with respect to ProTrader LP, ProTrader LLC or their Subsidiaries and their respective businesses for the periods and Taxes covered thereby.

            (c) All Taxes relating to ProTrader LP, ProTrader LLC, their Subsidiaries and their respective businesses for all taxable years or other taxable periods (including portions thereof) prior to the Closing have been or will be timely paid by the ProTrader LP, ProTrader LLC or their Subsidiaries, or, in the case of those Taxes set forth on Schedule 3.15, are being contested in good faith by ProTrader LP, ProTrader LLC or their Subsidiaries and have been reserved against in the Interim Financial Statements.

                    (d) There are no Liens (other than Permitted Encumbrances) with respect to any Taxes upon ProTrader LP, ProTrader LLC, any of their Subsidiaries or any of their respective assets.

                    (e) (i) There are no pending or, to the best of the Sellers' and the ProTrader Group's knowledge, threatened, audits or investigations relating to any Taxes for which ProTrader LP, ProTrader LLC or any of their Subsidiaries may become directly or indirectly liable;

                        (ii) no deficiencies for any Taxes have been proposed,
            asserted or assessed against ProTrader LP, ProTrader LLC or any of their Subsidiaries; and

                        (iii) there are no agreements in effect to extend the
            period of limitations for the assessment or collection of any Taxes for which ProTrader LP, ProTrader LLC or any of their respective Subsidiaries may become liable and no requests for any such agreements are pending.

            (f) ProTrader LP, ProTrader LLC and their respective Subsidiaries have withheld from their employees and timely paid to the appropriate authority, in compliance with all Tax withholding provisions of all applicable Legal Requirements, amounts for all periods through the date hereof that are correct in all material respects.

            (g) Sellers have furnished or made available to Buyer complete and accurate copies of all Tax Returns filed by ProTrader LP, ProTrader LLC and their Subsidiaries on or prior to the date hereof.

            (h) For the purposes of this Section 3.15, the term "Subsidiaries" shall include legal entities whose sole activities consist of engaging in the Proprietary Trading Business.

            3.16 Capitalization; Investments.

            (a) ProTrader LP's, ProTrader LLC's and their respective Subsidiaries' authorized and outstanding capital is as set forth on Schedule 3.16(a). Each of ProTrader LP's, ProTrader LLC's and their respective Subsidiaries' issued and outstanding capital stock or partnership or membership interests, as the case may be, are validly issued, fully paid and nonassessable. Except as set forth on Schedule 3.16(a), ProTrader LLC and ProTrader LP have good and valid title to all of the issued and outstanding stock of their Subsidiaries, in each case free and clear of all Liens. The ProTrader LP Units and ProTrader LLC Membership Interests constitute all of the issued and outstanding equity capital of ProTrader LP and ProTrader LLC, respectively.

            (b) Except as set forth on Schedule 3.16(b)(i) there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the partnership interests, capital stock or membership units, as the case may be, of ProTrader LP, ProTrader LLC or any of their Subsidiaries or obligating

ProTrader LP, ProTrader LLC or any of their Subsidiaries to issue or sell any shares of capital stock of, or any other interest in, ProTrader LP, ProTrader LLC or any of their Subsidiaries. Except as set forth in Schedule 3.16(b)(ii), there are no outstanding contractual obligations of ProTrader LP, ProTrader LLC or any of their Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or partnership or membership interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Other than as set forth on Schedule 3.16(b)(iii), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the ProTrader LP Units or ProTrader LLC Membership Interests or the capital stock, partnership interest or membership interest, as the case may be, of any Subsidiary of ProTrader LP or ProTrader LLC.

            (c) Except as set forth on Schedule 3.16(c), none of ProTrader LP, ProTrader LLC or any of their Subsidiaries directly or indirectly (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (ii) Controls any other Person.

            (d) Schedule 8.1(a) reflects all of the unvested options related to the partnership interests of ProTrader LP. There are no options outstanding related to the membership interests of ProTrader LLC other than those held by McEntire.

            3.17 Environmental Matters.

            (a) ProTrader LP, ProTrader LLC and their Subsidiaries have been and are in compliance with all applicable laws, statutes, ordinances, codes, orders, decisions, Judgments, permits, approvals, rules, regulations or requirements, including without limitation common law, relating to: (i) protection, preservation or cleanup of the environment or natural resources; (ii) the manufacture, use, handling, storage, treatment, disposal or release of or exposure to any chemical substance or toxic, hazardous or deleterious material, waste or agent (hereinafter "Hazardous Substance"), including without limitation petroleum or any fraction thereof, asbestos, and polychlorinated biphenyls; or
(iii) health and safety (hereinafter "EHS Laws").

            (b) There has been no Proceeding, claim, notice or complaint pending or, to the knowledge of Sellers, ProTrader LP, ProTrader LLC, or of their respective Subsidiaries, threatened against ProTrader LP, ProTrader LLC or any of their respective Subsidiaries relating to noncompliance with, or Liabilities or obligations pursuant to, EHS Laws.

            (c) To the best of the Sellers' or ProTrader Group's knowledge no Hazardous Substances or underground storage tanks are present at, in, on or under the property of ProTrader LP, ProTrader LLC or any of their Subsidiaries, except as limited to those types and amounts typical of office environments.

            (d) There are no conditions or circumstances, including the presence or release of any Hazardous Substance, reasonably anticipated to result in liabilities or obligations to ProTrader LP, ProTrader LLC or any of their Subsidiaries pursuant to EHS Laws.

            3.18 Finders and Brokers. Sellers shall pay and discharge any claims due by any of them, ProTrader LP, ProTrader LLC or any of their Subsidiaries to Bear Stearns for any commission or expense reimbursement in connection with the transactions contemplated by this Agreement or otherwise due under the letter agreement dated December 22, 2000 between Bear, Stearns & Co. Inc. and ProTrader LP. Neither ProTrader LP, ProTrader LLC or any of their Subsidiaries has entered into any other contract, arrangement or understanding with any Person or firm, nor are Sellers or ProTrader Group aware of any claim or basis for any claim based upon any act or omission of ProTrader LP, ProTrader LLC or any of their Subsidiaries, which may result in the obligation of Buyer, ProTrader LP, ProTrader LLC or any of their Subsidiaries to pay to any Person other than Bear Stearns any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby.

            3.19 Year 2000 Compliance.

            (a) All Programmed Systems owned by ProTrader Group which are material to the businesses and operations of ProTrader Group are Millennium Compliant.

            (b) ProTrader LP, ProTrader LLC, each of their respective Subsidiaries and each OSJ are in compliance with all applicable requirements of any governmental or regulatory authority, any Self-Regulatory Organization or any other entity with regulatory jurisdiction over ProTrader LP, ProTrader LLC, each of their respective Subsidiaries and each OSJ (collectively, the "Regulators") relating to Millennium Compliance (including any Year 2000 compliance reporting requirements imposed by their respective Regulators). Except as set forth on Schedule 3.19(b), none of ProTrader LP, ProTrader, any of their respective Subsidiaries or any OSJ has received nor reasonably expects to receive any written notice or, to the best of the Sellers' and ProTrader Group's knowledge, any oral notice from any of the Regulators, which indicates that such Regulator considers or may consider ProTrader LP, ProTrader LLC, any of their respective Subsidiaries or any OSJ deficient in any manner or to any degree with respect to the Millennium Compliance of its Programmed Systems.

            (c) ProTrader LP, ProTrader LLC, each of their respective Subsidiaries and each OSJ have performed due diligence, testing and repairs reasonably believed by them to be necessary to ensure the accuracy of the representations and warranties set forth in subsections (a) and (b) immediately above.

            (d) ProTrader LP, ProTrader LLC, each of their Subsidiaries and each OSJ have made reasonable inquiries of third parties for the purpose of determining the Millennium Compliance of all third-party Programmed Systems used by ProTrader LP, ProTrader LLC, any of their respective Subsidiaries or any OSJ and, based solely on the responses of third parties to such inquiries, none of ProTrader LP, ProTrader LLC or any of their respective Subsidiaries has reason to believe that any of such third parties' Programming Systems is not Millennium Compliant.

            3.20 Regulatory Registrations and Memberships.

            (a) PROTRADER SECURITIES CORPORATION, PROTRADER.COM LP and PROTRADER TRADING LLC (the "ProTrader Broker-Dealer Subsidiaries") are registered with the Commission as broker-dealers under Section 15(b) of the Exchange Act, and are members in good standing of the NASD. Schedule 3.20(a) sets forth (i) the jurisdictions in which each ProTrader Broker-Dealer Subsidiary is registered as a broker-dealer, (ii) the jurisdictions of the United States of America in which each ProTrader Broker-Dealer Subsidiary does business but is not registered as a broker-dealer, and (iii) for each jurisdiction referenced in clause (ii), the exception from registration of which each ProTrader Broker-Dealer Subsidiary is availing itself. Other than the ProTrader Broker-Dealer Subsidiaries, no other member of ProTrader Group is required to be registered with the Commission as a broker-dealer under Section 15(b) of the Exchange Act.

            (b) Schedule 3.20(b) lists all of the Self-Regulatory Organizations to which any of ProTrader Group is a member.

            (c) ProTrader LP, ProTrader LLC, each of their Subsidiaries, and to the best of the Sellers' and ProTrader Group's knowledge, each of the managers, officers and employees of ProTrader LP, ProTrader LLC and each of their respective Subsidiaries who is required to be registered as a broker-dealer, an investment adviser, a registered representative, a registered principal or in a similar capacity with any Authority is duly registered as such and all such registrations are in full force and effect. All Legal Requirements in respect of such registrations have been complied with and, as currently filed, all such registrations and all periodic reports required to be filed with respect thereto are accurate and complete in all material respects. Each of the ProTrader Broker-Dealer Subsidiaries is in compliance with SEC Rule 15c3-1 and any net capital requirements imposed by any Self-Regulating Organization of which it is a member.

            (d) Schedule 3.20(d) lists all of the offices of supervisory jurisdiction (within the meaning of NASD Rule 3010(g)(1)) of ProTrader Group.

            3.21 Customers.

            (a) For purposes of this Agreement, "Customer" means any Person to whom ProTrader LP, ProTrader LLC or any Subsidiary provides services under any Contract. Except as set forth on Schedule 3.21, there are no material disputes pending or threatened with any Customer or with any former Customer, and no Customer or former Customer has made or threatened to make a significant complaint.

            (b) Each of the ProTrader Broker-Dealer Subsidiaries is in compliance with Regulation T of the Board of Governors of the Federal Reserve System, NASD 2520 and the margin rules or similar rules of any Self-Regulatory Organization of which it is a member, including rules governing the extension or arrangement of credit to Customers. Other than the ProTrader Broker-Dealer Subsidiaries, none of ProTrader LP, ProTrader LLC or their respective Subsidiaries has or does extend or arrange credit for any Customer within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

            3.22 Reports. Except as set forth on Schedule 3.22, to the best of the Sellers' and the ProTrader Group's knowledge, each of ProTrader LP, ProTrader LLC and their Subsidiaries has timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with or pursuant to the rules of any Authority (all such reports and statements, including the financial statements, exhibits, annexes and schedules thereto, being collectively referred to herein as the "Reports"). Each of the Reports, when filed, complied in all material respects as to form with, and the requirements of, the applicable Authorities.

            3.23 Consents. Except as set forth on Schedule 3.23, neither ProTrader LP, ProTrader LLC or any of their Subsidiaries nor Affiliates (including, for these purposes, legal entities whose sole activities consist of engaging in the Proprietary Trading Business) is required to submit any notice, report or other Filing with any Authority in connection with the execution, delivery or performance of this Agreement or the Related Agreements. Except as set forth on Schedule 3.23, no waiver, consent, approval or authorization of any Authority is required to be obtained by ProTrader LP, ProTrader LLC or any of their Subsidiaries (including, for these purposes, legal entities whose sole activities consist of engaging in the Proprietary Trading Business) in connection with its execution, delivery or performance of this Agreement or the Related Agreements.

            3.24 Certain Trading Volumes. Trading (x) in shares in individual retirement accounts, (y) by employees other than those employees who are part of the Proprietary Trading Business or (z) by other Persons registered under a member of ProTrader Group, taken as a whole, represented less than 10% of ProTrader Group's trading volume, by shares, in the period from January 1, 2001 to July 17, 2001.

                                  ARTICLE IIIA

              ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLERS

            Each Seller, severally and not jointly, hereby represents and warrants to Buyer as follows:

            3A.1 Authorization and Validity of Agreements.

            (a) Such Seller has the requisite legal capacity, power and authority to execute and deliver this Agreement and any Related Agreement to which it is a party and to perform its obligations hereunder and thereunder. If such Seller is not a natural person, such Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

            (b) The execution, delivery and performance by such Seller of this Agreement and each Related Agreement to which such Seller is a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and is a legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms. Each of the Related Agreements to which such Seller is a party will, upon its execution and delivery, be the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms.

            3A.2 Absence of Conflicts. The execution, delivery and performance by such Seller of this Agreement and any Related Agreement to which such Seller is a party and the consummation by it of the transactions contemplated hereby and thereby, does not and will not:

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
(i) violate any material Legal Requirement applicable to such Seller, (ii) conflict with, or result in the breach of any provision of any ProTrader Constituent Document or any constituent document of such Seller, (iii) result in the creation of any Lien upon any ProTrader LP Unit or ProTrader LLC Membership Interest held by such Seller or any of the assets of ProTrader LP, ProTrader LLC, any of their respective Subsidiaries or upon any assets of such Seller, or
(iv) except as set forth on Schedule 3A.2, violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which, with notice, lapse of time or both, would constitute a default or event of default under the terms of any Contract or Permit to which such Seller, ProTrader LP, ProTrader LLC or any of their respective Subsidiaries is a party or by which its properties or businesses are bound.

            3A.3 Ownership of Equity. Such Seller has good and valid title to all of the issued and outstanding ProTrader LP Units and ProTrader LLC Membership Interests held by it, free and clear of all Liens (other than Liens created by the terms of the ProTrader LP Partnership Agreement or the ProTrader LLC Limited Liability Company Agreement, as applicable, which, with respect to any holders (other than Buyer) of Units or ProTrader LLC Membership Interests as of or prior to Closing, shall be extinguished or irrevocably waived upon the Closing).

            3A.4 Sellers' Representative. The Sellers' Representative is the duly appointed attorney-in-fact for such Seller and has full power and authority to act for and bind such Seller in all respects in connection with this Agreement.

            3A.5 Investment Purpose. Such Seller is acquiring the Instinet Common Stock under this Agreement for its, his or her own account, for investment only and not with a view to its distribution within the meaning of
Section 2(11) of the Securities Act, it being understood that such Seller shall have the right to sell or dispose of any of the Instinet Common Stock pursuant to an effective registration statement or exemption therefrom under the Securities Act and in compliance with any state securities laws. Such Seller understands that such Seller must bear the economic risk of this investment for an indefinite period of time because the Instinet Stock is not registered under the Securities Act or any state securities laws. Such Seller has been advised that the shares are not being registered under the Securities Act upon the basis that the transaction contemplated hereby is exempt from such registration requirements pursuant to regulations promulgated by the Commission, and that reliance by Buyer on such exemptions are predicated in part on such Seller's representations set forth herein. Such Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated by the Commission. Such Seller, to the extent it, he or she has deemed necessary, has consulted with such Seller's attorney, financial advisors and others regarding all financial, securities and tax aspects of the proposed investment, and said advisors have reviewed this Agreement and the Related Agreements to which it is a party on such Seller's behalf. Such Seller and such Seller's advisors have sufficient knowledge and experience in business and financial matters to evaluate the risk of an investment in Buyer. Such Seller and such Seller's advisors have had an opportunity to ask questions of and to receive answers from the officers of Buyer and to obtain additional information in writing to the extent that Buyer possess such information or could acquire it without unreasonable effort or expenses: (i) relative to Buyer and its Subsidiaries; and (ii) necessary to verify the accuracy of any information, documents, projections, books and records furnished.

            3A.6 Finders and Brokers. Such Seller has not entered into any contract, arrangement or understanding with any Person or firm, nor is such Seller aware of any claim or basis for any claim based on any act or omission of such Seller, which may result in the obligation of Buyer, ProTrader LP, ProTrader LLC or any of their Subsidiaries to pay any finder's fees, brokerage or agents' commission or other like payments in connection with the negotiation leading to this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby.

            3A.7 Consents. Except as set forth in Schedule 3A.7, (i) Seller is not required to submit any notice, report or other Filing with any Authority in connection with the execution, delivery or performance of this Agreement or the Related Agreements and (ii) no waiver, consent, approval or authorization of any Authority is required to be obtained by such Seller in connection with its execution, delivery or performance of this Agreement or the Related Agreements.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Sellers as follows:

            4.1 Due Organization, Good Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to own, lease and operate its assets and to conduct the business being conducted by it. Buyer has delivered true, correct and complete copies of its Certificate of Incorporation and By-laws to ProTrader LP.

            4.2 Authorization and Validity of Agreements.

            (a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

            (b) The execution, delivery and performance by Buyer of this Agreement and any Related Agreement to which it will be a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary corporate action. This Agreement has been executed and delivered by Buyer and (assuming the due authorization, execution and delivery by the other Parties hereto) is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms. Each of the Related Agreements to which Buyer will be a party will, upon its execution and delivery, be the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

            4.3 Absence of Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it will be a party, and the consummation by it of the transactions contemplated hereby and thereby, does not and will not (i) violate any Legal Requirement applicable to Buyer,
(ii) conflict with, or result in the breach of any provision of, the charter or by-laws or similar governing or organizational documents of Buyer, or (iii) except as set forth on Schedule 4.3, violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which, with notice, lapse of time or both, would constitute a default or event of default under the terms of any Contract or Permit to which Buyer or any of its Subsidiaries is a party or by which its properties or businesses are bound, in each case that would have a Buyer Material Adverse Effect.

            4.4 Investment Purpose. Buyer is acquiring the ProTrader LP Units and ProTrader LLC Membership Interests pursuant to this Agreement for its own account, for investment only and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act, it being understood that Buyer shall have the right to sell or dispose of any of ProTrader LP Units and ProTrader LLC Interest pursuant to an effective registration statement or exemption therefrom under the Securities Act and in compliance with any state securities laws. Buyer understands that it must bear the economic risk of this investment for an indefinite period of time because the ProTrader LP Units and ProTrader LLC Membership Interests are not registered under the Securities Act or any state securities laws. Buyer has been advised that the ProTrader LP Units and ProTrader LLC Membership Interests are not being registered under the Securities Act upon the basis that the transaction contemplated hereby is exempt from such registration requirements pursuant to regulations promulgated by the Commission, and that reliance by Sellers on such exemptions are predicated in part on Buyer's representations set forth herein. Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated by the Commission. Buyer, to the extent it has deemed necessary, has consulted with its attorney, financial advisors and others regarding all financial, securities and tax aspects of the proposed investment, and said advisors have reviewed this Agreement and the Related Agreements on the Buyer's behalf. Buyer and Buyer's advisors have sufficient knowledge and experience in business and financial matters to evaluate the risk of an investment in ProTrader LP and ProTrader LLC. Buyer and Buyer's advisors have had an opportunity to ask questions of and to receive answers from the officers of ProTrader LP and ProTrader LLC and to obtain additional information in writing to the extent that Sellers possess such information or could acquire it without unreasonable effort or expenses: (i) relative to Sellers, ProTrader LP, ProTrader LLC and their Subsidiaries; and
(ii) necessary to verify the accuracy of any information, documents, projections, books and records furnished.

            4.5 Finders and Brokers. Buyer has not entered into any contract, arrangement or understanding with any Person or firm, nor is Buyer aware of any claim or basis for any claim based on any act or omission of Buyer, which may result in the obligation of Sellers to pay any finder's fees, brokerage or agents' commission or other like payments in connection with the negotiation leading to this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby.

            4.6 Valid Authorization and Issuance. All shares of Instinet Common Stock to be issued by Buyer to Sellers on the Closing Date, when issued, shall be duly authorized and validly issued, and shall be fully paid and nonassessable.

            4.7 Proceedings. Except as set forth in Schedule 4.7, there is no Proceeding pending or, to the best of Buyer's knowledge, threatened against Buyer or any of its Subsidiaries, before any Authority or arbitrator seeking to restrain or prohibit the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

            4.8 Consents. Except as set forth in Schedule 4.8, (i) neither Buyer nor any of its Subsidiaries is required to submit any notice, report or other Filing with any Authority in connection with the execution, delivery or performance of this Agreement or the Related Agreements and (ii) no waiver, consent, approval or authorization of any Authority is required to be obtained by Buyer or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement or the Related Agreements.

            4.9 Prospectus; Financial Statements. As of its date, the Prospectus did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the date of the Prospectus, Buyer has filed with the SEC all forms, reports and documents required to be filed by it pursuant to applicable law, all of which have complied as of the respective filing dates with all applicable requirements of the Exchange Act and the rules under the Exchange Act. There has been no Buyer Material Adverse Change since the date of the Prospectus. The financial statements of Buyer included in the Prospectus, and any reports filed subsequently, fairly present in conformity in all material respects with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and Regulation S-X of the SEC the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring year end adjustments and the absence of notes thereto).

            4.10 Listing. The Instinet Common Stock included in the Purchase Price will, as of the Closing, be approved for listing on the Nasdaq Stock Market's National Market, subject to notice of issuance.

                                   ARTICLE V

                                    COVENANTS

            5.1 Conduct of the Business Pending the Closing.

            (a) The Class A Unit Holders covenant and agree that, during the period commencing on the date hereof and ending at the Closing, except with the prior written consent of Buyer, or as explicitly contemplated by this Agreement (including the transfer of the Proprietary Trading Business in accordance with Section 5.6), they shall not permit ProTrader LP, ProTrader LLC or any of their respective Subsidiaries to take any of the following actions:

                    (i) amend its constituent documents;

                    (ii) take any action that constitutes a Voluntary Bankruptcy or dissolve or liquidate;

                    (iii) make any material change in its lines of business;

                    (iv) sell, lease or dispose of fixed assets for an amount, individually or in the aggregate, in excess of $50,000;

                    (v) enter into, amend, modify or terminate any Material Contract;

                    (vi) create any subsidiary or enter into any joint venture or partnership with any other Person;

                    (vii) merge with or into, or consolidate with or convert into, another Person;

                    (viii) terminate, or amend or modify in any material respect, any material Permit, government approval or other similar right, other than (A) as required by any applicable Authority or (B) in connection with the transactions contemplated by this Agreement or any Related Agreement;

                    (ix) make any capital expenditures that will create or result in aggregate commitments on the part of ProTrader LP, ProTrader LLC or any of their Subsidiaries in excess of $50,000;

                    (x) commence any litigation, arbitration or administrative proceeding which bears a reasonable likelihood of being determined in favor of the party adverse to ProTrader LP, ProTrader LLC or their respective Subsidiaries or settle any litigation, arbitration or administrative proceeding at a cost to ProTrader LP, ProTrader LLC or their respective Subsidiaries in excess of $50,000;

                    (xi) enter into, amend, modify in a material way or terminate any collective bargaining agreement;

                    (xii) enter into any transaction or series of transactions with any Affiliate, including without limitation, any loan, advance or capital contribution to or investments in any Affiliate except payments or distributions referred to in the following clause (xiii);

                    (xiii) make or agree to make any payment of cash or distribution of assets to any of the Sellers or their Affiliates, by way of dividend or otherwise, except, at or immediately prior to Closing, in such aggregate amounts as would not cause all such payments or distributions from May 31, 2001 until the Closing Date to exceed (A) $1,500,000 plus (B) any net income of ProTrader LP from May 31, 2001 until the Closing Date as reflected on the Interim Net Income Statement less (C) any amounts paid to the Nesmith Parties in settlement of their claims less
      (D) any amounts paid to option holders to extinguish options held by them or purchase the equity interests issued upon the exercise of such options plus (E) to the extent not included in the net income of ProTrader LP, any amounts received from option holders exercising their options after May 31, 2001; provided that, after giving effect to any such distributions, PROTRADER SECURITIES CORPORATION and ProTrader.com have Net Capital of no less than two times the minimum net capital requirement imposed by the SEC under Rule 15c3-1 or any Self-Regulatory Organization of which PROTRADER SECURITIES

      CORPORATION or ProTrader.com is a member and the aggregate liabilities of ProTrader LP and its Subsidiaries, on a consolidated basis, do not exceed the aggregate assets of ProTrader LP and its Subsidiaries, on a consolidated basis.

                    (xiv) except for the issuance of partnership interests in ProTrader LP in connection with the exercise of options under the Unit Option Plan to holders of options who agree in writing to be bound by the provisions of the ProTrader LP Partnership Agreement, issue or sell any shares of capital stock, partnership interests, membership interests or other equity in ProTrader LP, ProTrader LLC or any of their Subsidiaries, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for any such shares of capital stock, membership interests, partnership interests or equity;

                    (xv) directly or indirectly redeem, purchase or otherwise acquire any ProTrader LP Units or ProTrader LLC Membership Interests; or

                    (xvi) unless in the ordinary course of business in accordance with its existing policies or as may be required by applicable law, (A) grant any increases in wages, salaries or benefits of any of its employees, consultants, independent contractors or directors, (B) enter into, commit to, or amend any employment, severance, consulting, retention, change in control, termination, deferred compensation or incentive pay agreement with or for any current or former employee, consultant or director, (C) pay or agree to pay any pension, retirement allowance or other employee benefit not required by any existing Plan, agreement or arrangement to any officer, employee, consultant, independent contractor or director, whether past or present, or accelerate the vesting, funding of payments of any compensation payment or benefit to any such person or group of persons, or (D) commit itself to any additional pension, profit sharing, bonus, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, with or for the benefit of any of ProTrader LP's, ProTrader LLC's or any of their Subsidiaries' current or former employees.

            (b) Each Seller covenants and agrees that, during the period commencing on the date hereof and ending at the Closing, except with the prior written consent of Buyer, such Seller shall not encumber such Seller's Class A Units, Class C Units, Class D Units or ProTrader LLC Membership Interests, as applicable.

            (c) Sellers covenant and agree that, during the period commencing on the date hereof and ending at the Closing, except with the prior written consent of Buyer, or as explicitly contemplated by this Agreement (including the transfer of the Proprietary Trading Business in accordance with Section 5.6), they shall cause ProTrader LP, ProTrader LLC and their respective Subsidiaries to take the following actions:

                    (i) conduct their operations in the usual and ordinary course of business, consistent with past practice, use reasonable efforts to keep available the services of their present employees and contract service providers; preserve intact the present business organization of ProTrader LP, ProTrader LLC and their Subsidiaries, maintain the operating assets and equipment of the ProTrader LP, ProTrader LLC and their Subsidiaries, including Intellectual Property owned or held under license by ProTrader LP, ProTrader LLC and their Subsidiaries, in normal operating condition and repair (subject to normal wear and tear) in accordance with past practice and maintain and renew all registrations of Intellectual Property currently registered to ProTrader LP, ProTrader LLC and their Subsidiaries; and

                    (ii) promptly after obtaining knowledge thereof, give notice to Buyer of any claim (threatened or instituted) or any other event or occurrence which could reasonably be expected to have a Seller Material Adverse Effect.

            5.2 Further Actions. Each of the Parties covenants and agrees (and the Class A Unit Holders shall cause ProTrader LP, ProTrader LLC and their Subsidiaries) to act in good faith and to use its reasonable best efforts:

            (a) to cause all conditions to the obligations of the Parties to consummate the Closing specified in Article VI to be satisfied at or prior to the Closing Date, but only to the extent that such conditions relate to such Party's obligations, covenants, representations or warranties hereunder and under the Related Agreements to be entered into by such Party;

            (b) to obtain and effect prior to the Closing all Permits, Consents and Filings required for such Party to consummate the transactions contemplated hereby and by the Related Agreements to be entered into by such Party; and

            (c) to cooperate to obtain promptly all necessary waivers, consents and approvals from other parties to Material Contracts.

            5.3 Right of Access.

            (a) Each of Buyer and each of Sellers shall afford, and Sellers shall cause ProTrader Group to afford and to cause its officers, directors, employees, auditors, counsel and agents to afford, the officers, employees, auditors, counsel and agents of Buyer and Sellers reasonable access during regular business hours to Buyer's, Sellers' and ProTrader Group's officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of their respective books and records, and shall furnish the other with all financial, operating and other data and information as Buyer and Sellers may reasonably request. Notwithstanding the foregoing, neither Buyer, any Seller nor any member of ProTrader Group shall be required to provide any information which it reasonably believes it may not provide pursuant to this
Section 5.3(a) by reason of any applicable Legal Requirement, which constitutes information protected by attorney/client privilege, or which it or any of its Subsidiaries is required to keep confidential by reason of contract, agreement or understanding with third parties.

            (b) Each of Buyer and Sellers agrees that all non-public, confidential information so received from the other Party shall be deemed received pursuant to the Confidentiality Agreement and shall cause its Subsidiaries, with respect to Sellers, ProTrader Group, and each of its and their respective officers, directors, employees, financial advisors, attorneys, accountants, consultants and agents to comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated by reference with the same effect as if fully set forth herein.

            5.4 No Other Transactions. Sellers shall not, and shall cause ProTrader LP, ProTrader LLC and their respective Subsidiaries not to, nor permit any of their respective directors, officers, employees, agents and representatives to and, with respect to clause (iii) below, no Seller shall, (i) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, (ii) continue, propose or enter into negotiations looking toward, or (iii) enter into any agreement or understanding providing for, any acquisition of the capital stock, partnership interest, membership interests or any of the material assets of ProTrader LP, ProTrader LLC or any of their respective Subsidiaries (other than this Agreement or the transactions contemplated hereby) or any transaction similar to the arrangement described herein that would have the effect of precluding the consummation of the transactions contemplated hereby (an "Acquisition Transaction"); nor shall any of such Persons provide any information to any Person (other than Buyer and its representatives) for the purpose of evaluating or determining whether to make or pursue any inquiries or proposals with respect to any such transaction, unless any such Person is advised by counsel that it should provide such information as part of its fiduciary obligations. Sellers covenant and agree to inform Buyer in writing by facsimile within forty-eight (48) hours following the receipt by any of them or by ProTrader LP, ProTrader LLC or any of their respective Subsidiaries of any inquiry, proposal, offer or bid (including the terms thereof and the identity of the Person making such inquiry, proposal, offer or bid) in respect of any Acquisition Transaction.

            5.5 Filings. As promptly as practicable following the execution and delivery of this Agreement, Sellers and Buyer shall each prepare and file any required notifications and reports with any Authority in connection with the transactions contemplated hereby, including without limitation the filings required by NASD or under the Hart Scott Rodino Act. Sellers and Buyer will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filings referenced in the previous sentence.

            5.6 Transfer of Proprietary Trading Business.

            (a) Prior to the Closing, the Class A Unit Holders shall cause ProTrader LP, ProTrader LLC and their Subsidiaries to assign, transfer, convey and deliver to PROTRADER TRADING LLC and PTPHC, LP, and PROTRADER TRADING LLC and PTPHC, LP shall acquire, all of ProTrader Group's right, title and interest to the Proprietary Trading Business Assets as set forth on Schedule 5.6(a) to this Agreement. The Class A Unit Holders shall cause ProTrader LP and ProTrader LLC to transfer all of the membership interests of PROTRADER TRADING LLC and PTPHC, LP to the Class A Unit Holders other than McEntire (and any other Party that may be entitled to and that chooses to participate in such distribution) in accordance with the description contained on Schedule 5.6(a)-1.

            (b) On or prior to Closing, PROTRADER TRADING LLC and/or PTPHC, LP shall assume and shall agree unconditionally to pay, perform and discharge when due, all Proprietary Trading Business Liabilities, including those set forth on
Schedule 5.6(b) to this Agreement.

            (c) The Proprietary Trading Business Assets shall be conveyed, transferred, assigned and delivered, and the Proprietary Trading Business Liabilities shall be assumed, pursuant to a transfer and assumption agreement or other instruments in such form as is necessary or appropriate to effect the conveyance of the Proprietary Trading Business Assets and an assumption of the Proprietary Trading Business Liabilities in the jurisdictions in which such transfers are to be made, and which other instruments shall be reasonably satisfactory to Buyer.

            (d) On or prior to Closing, the Class A Unit Holders shall cause ProTrader LP to change the names of PROTRADER TRADING LLC and PTPHC, LP to new names not including "ProTrader" and the Class A Unit Holders shall thereafter not use and shall cause PROTRADER TRADING LLC and PTPHC, LP not to use or include "ProTrader" as, or in, its corporate, popular or trade names.

            (e) Prior to Closing, the Class A Unit Holders and ProTrader LP will endeavor to locate for PROTRADER TRADING LLC and PTPHC, LP such management and office personnel as are necessary for independent operation of PROTRADER TRADING LLC and PTPHC, LP. To extent that, as of the Closing, PROTRADER TRADING LLC and PTPHC, LP do not have the infrastructure in place necessary to operate prudently and in compliance with applicable Legal Requirements, they may enter into an interim management contract with ProTrader LP on terms and conditions reasonably agreeable to the Class A Unit Holders (other than McEntire) and Buyer. ProTrader LP and the Class A Unit Holders agree to negotiate the terms of any such interim management contract in good faith.

            5.7 Houston OSJ Joint Venture.

            (a) The Class A Unit Holders acknowledge that the transactions contemplated in this Agreement may give rise to an obligation on the part of ProTrader LP to purchase, or cause Buyer to purchase, the Houston Interests from the Trader Group pursuant to a Tag-Along Agreement, dated as of August 31, 2000 by and between ProTrader LP, PROTRADER SECURITIES CORPORATION, ProTrader Group Management, LLC, and the Trader Group (the "Tag-Along Agreement"). The Class A Unit Holders shall use their reasonable best efforts to reach an agreement with the Trader Group (x) establishing, in accordance with the Tag-Along Agreement or by agreement with the Trader Group, the fair market value of the Houston Interests and (y) providing that the purchase of the Houston Interests by either ProTrader LP or the Class A Unit Holders, at Buyer's election, shall satisfy ProTrader LP's obligations to cause Buyer to purchase the Houston Interests pursuant to the Tag-Along Agreement. To assist the Class A Unit Holders in their obligations hereunder, no later than 15 Business Days following delivery to Buyer of all of the historical financial, trade accounts and other information in the possession of the Class A Unit Holders with respect to the Houston OSJ, Buyer shall provide the Class A Unit Holders in writing the price at which Buyer would be willing to either (i) purchase the Houston Interests or (ii) sell ProTrader LP's interest in the Houston OSJ to the Trader Group or Sellers.

            (b) Upon the delivery by the Class A Unit Holders to Buyer of a notice (the "Houston Interests Notice") consisting of evidence satisfactory to Buyer (either in the form of a document signed by the Trader Group or a final determination in accordance with Section 2 of the Tag-Along Agreement) of the fair market value of the Houston Interests (the "Houston Interests Purchase Price") and agreement by each member of the Trader Group that the purchase of the Houston Interests by either the Class A Unit Holders or ProTrader LP, at Buyer's election, will satisfy all of ProTrader LP's and Buyer's obligations under Section 1 of the Tag-Along Agreement, Buyer will, within seven (7) Business Days of receiving the Houston Interests Notice, notify the Class A Unit Holders of whether it elects to purchase, or have ProTrader LP purchase, the Houston Interests or to have the Class A Unit Holders purchase the Houston Interests. If Buyer elects not to exercise its right to purchase, or have ProTrader LP purchase, the Houston Interests, the Houston Interests Purchase Price shall be paid by Sellers.

            (c) If Buyer elects to purchase, or to have ProTrader LP purchase, the Houston Interests, Buyer shall use its reasonable best efforts to close such purchase as promptly as practicable after such election but in no event earlier than the Closing Date.

            5.8 Transfer Restrictions. During the period of seven (7) Nasdaq trading days ending on the trading day prior to the Closing Date, each Seller agrees not to transfer, sell, pledge, assign, encumber, hypothecate, assign or otherwise dispose of (including by short sale) any shares of Instinet Common Stock or any security convertible into or exchange for Instinet Common Stock or the value of which is derived from the value of Instinet Common Stock. Without limiting the foregoing, each Seller agrees not to take any action during the period referred to in the immediately prior sentence with the intent of effecting the Instinet Share Price.

            5.9 Tampa Office. The Class A Unit Holders acknowledge that the transactions contemplated in this Agreement may give rise to an obligation on the part of PROTRADER Capital LP to establish an irrevocable letter of credit in support of PROTRADER Capital LP's obligation to make a payment of $1,250,000 to Matthew W. Ryan, Gale Kirkpatrick, Francis Hoar, Peter Hoar, Kevin McGinnis and Brian Groh (the "Tampa Sellers") pursuant to Section 1.2(a)(ii) of the Stock Purchase Agreement dated May 11, 2001 by and among PROTRADER Capital LP, ProTrader LP, PROTRADER SECURITIES CORPORATION and the Tampa Sellers (the "Tampa Stock Purchase Agreement"). The Class A Unit Holders shall use reasonable efforts to cause the Tampa Sellers to agree to accept in lieu of such letter of credit the express assumption by ProTrader LP of PROTRADER Capital LP's obligations in connection with PROTRADER Capital LP's obligation to make such $1,250,000 payment. If the Tampa Sellers elect to cause PROTRADER Capital LP to provide the Tampa Sellers with an irrevocable letter of credit, the Class A Unit Holders agree that the Class A Unit Holders shall pay PROTRADER Capital LP's share, as set forth in the Tampa Stock Purchase Agreement, of any costs, expenses and fees incurred in connection with the preparation and maintenance of such letter of credit.

            5.10 Certain Contingent Liabilities. The Class A Unit Holders shall use their reasonable best efforts to reach an agreement with Kevin Nesmith and Daring Technologies, LLC (the "Nesmith Parties") to obtain a general release duly executed by the Nesmith Parties releasing ProTrader LP, ProTrader LLC and each of their respective Subsidiaries and Affiliates from any claims the Nesmith Parties may have against ProTrader LP, ProTrader LLC and any of their respective Subsidiaries or Affiliates; provided that Buyer's consent shall be required for any settlement that involves the payment or other delivery or grant of consideration to the Nesmith Parties.

            5.11 Non-Competition; Non-Solicitation.

            (a) Each of Burch, Jamail and Overunder agrees that from and after the Closing, for a period of three years, and each of the Sellers other than Burch, Jamail and Overunder agrees that from and after the Closing, for a period of two years, neither it nor its Affiliates shall, directly or indirectly (including, without limitation, by the ownership of equity, interests in another Person), in any manner or capacity, participate, engage or invest in any business which, as part of its operations, competes in any manner with the business of ProTrader LP Group as currently conducted; provided that nothing in this Agreement shall prohibit Sellers from owning, directly or indirectly, securities of any Person traded on a national securities exchange or listed on the Nasdaq National Stock Market not to exceed 5% of the total amount outstanding of such securities.

            (b) For a period of two years after the Closing, Sellers shall not, and shall cause each of their Affiliates not to, directly or indirectly, (i) employ or attempt to employ or solicit for employment any employee of ProTrader LP or any of its Subsidiaries or (ii) induce or attempt to influence any employee of ProTrader LP or any of its Subsidiaries to terminate such employee's employment with ProTrader LP or its Subsidiary. The foregoing shall not be violated if the employee in question has been terminated by ProTrader LP or any of its Subsidiaries. In addition, nothing in this Agreement shall prohibit the solicitation or hiring by any of Sellers or their respective Affiliates of any Persons who are to be employees of ProTrader Trading LLC or ProTrader Equity Partners Limited Partnership immediately after the Closing.

            (c) Because the remedy at law for any breach of the provisions of this Section 5.11 may be inadequate, Sellers consent to the seeking from an appropriate court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that any breach or threatened breach of this Section 5.11 may be effectively restrained.

            (d) Effective as of the Closing, (i) Section 16.1 and Article 12 of the ProTrader LP Partnership Agreement and Section 16.1 of the ProTrader LLC Limited Liability Company Agreement, (ii) any other restrictions on competition applicable to Sellers contained in any ProTrader Constituent Documents and (iii) any other non competition agreement in effect immediately prior to Closing by and between any of Burch, Jamail, Kershner and Overunder, on the one hand, and any member of ProTrader Group, on the other hand, shall terminate and have no force and effect as to Sellers.

            (e) Anything in this Section 5.11 to the contrary notwithstanding, nothing in this Agreement or any of the other documents executed in connection with this Agreement or the transactions contemplated hereby shall prohibit Burch, Jamail, Kershner or any of their respective Affiliates, or any one or more of them, from directly or indirectly conducting the Proprietary Trading Business.

            5.12 Certain Options. McEntire agrees not to exercise any options held by him to purchase any membership interests in ProTrader LLC or partnership interests in ProTrader LP.

            5.13 Amendment of or Waiver under ProTrader Constituent Documents. Effective as of the Closing, Article 12 of the ProTrader LP Partnership Agreement and Article 14 of the ProTrader LLC Limited Liability Company Agreement shall terminate and have no force and effect and Sellers shall irrevocably waive any rights to indemnification pursuant to such Articles (except with respect to liabilities arising prior to the Closing that are duly recorded on the Interim Financial Statements).

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

            6.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that, notwithstanding the failure of any one or more of such conditions, Buyer may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but only if a written waiver thereof is executed by Buyer:

            (a) Each of the representations and warranties of Sellers contained herein shall be true and correct in all material respects (other than such representations and warranties that are qualified by a materiality standard, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need be true only as of such date).

            (b) All of the covenants and agreements required by this Agreement to have been performed and complied with by Sellers prior to or on the Closing Date shall have been performed and complied with prior to or on the Closing Date.

            (c) Since the date of this Agreement, there shall not have occurred a Seller Material Adverse Change.

            (d) No preliminary or permanent injunction or other Judgment of any court restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect. No Proceedings shall have been instituted or threatened by any Person (including any Authority) (i) seeking to prohibit, restrict or delay, declare illegal or to enjoin or obtain Damages from Buyer in respect of, the consummation of the transactions contemplated hereby or by the Related Agreements or (ii) which, if adversely determined, would, in Buyer's good faith judgment, cause a Seller Material Adverse Effect.

            (e) All consents, approvals or orders of any Authority or other third party the granting of which is required for the consummation of the transactions contemplated herein or for the ProTrader Group to conduct its business after the Closing Date in substantially the same manner as currently conducted shall have been obtained and all waiting periods the expiration of which is required under applicable Legal Requirements, including under the Hart Scott Rodino Act, shall have expired or been terminated.

            (f) Buyer shall receive (1) a certificate, dated the Closing Date, from each of the Sellers as to their respective compliance with the conditions set forth in Sections 6.1(a) and (b), as such conditions relate to representations and warranties made by, and covenants to be

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
performed by, such Seller and (2) a certificate, dated the Closing Date, from the Class A Unit Holders as to the satisfaction of the conditions set forth in
Section 6.1(a)-(e).

            (g) The Class A Unit Holders shall have caused the transfer of the Proprietary Trading Business in accordance with Section 5.6.

            (h) The Related Agreements shall have been executed and delivered by the parties thereto (other than Buyer), and shall constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their terms. The parties to the Related Agreements (other than Buyer) shall have performed all acts, made all payments and executed and delivered all documents that are to be performed, made or executed by them or on their behalf at or prior to the Closing pursuant to such agreements. Each of the representations and warranties of the parties thereto contained therein shall be true and correct on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date and all of the covenants and agreements required by the Related Agreements to have been performed and complied with by the parties thereto (other than Buyer) by the Closing Date shall have been performed and complied with prior to or on the Closing Date.

            (i) No action shall have been taken by any Authority that would prohibit, restrict, delay, render illegal or enjoin the consummation of the transactions contemplated hereby or by the Related Agreements.

            (j) Management employees identified on Schedule 6.1(j) shall have signed employment agreements satisfactory to Buyer and such agreements shall be in full force and effect.

            (k) Each of (1) the Securities Brokerage Commission Agreements, each dated January 1, 2000, by and between Burch, Jamail, and Kershner, on the one hand, and PROTRADER SECURITIES CORPORATION, on the other, (2) the Software License Agreement dated as of April 29, 2000 by and among ProTrader LP and PROTRADER TRADING LLC and (3) the Trademark License Agreement dated April 30, 2000, by and between ProTrader LP and PROTRADER TRADING LLC shall have been terminated and evidence of such termination, reasonably satisfactory to Buyer, shall have been delivered to Buyer.

            (l) Each option to purchase any partnership, membership or other equity interest of ProTrader LP (a "Unit") granted pursuant to the Unit Option Plan (the "Options") which is outstanding and vested immediately prior to the Closing shall have been settled and cancelled in full settlement and satisfaction of the rights of the holder thereunder.

            (m) With respect to any individual who has been issued partnership interests in ProTrader LP in accordance with Section 5.1(a)(xiv), either ProTrader LP shall have purchased such individual's partnership interests or such individual shall have become a Seller (including, without limitation, as a Drag-Along Partner) under this Agreement.

            6.2 Conditions Precedent to Obligations of Sellers. The obligation of Sellers to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that, notwithstanding the failure of any one or more of such conditions, Sellers may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but only if a written waiver thereof is executed by Sellers:

            (a) Each of the representations and warranties of Buyer contained herein shall be true and correct in all material respects (other than such representations and warranties that are qualified by a materiality standard, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date (except that representations and warranties that are made as of a specific date need to be true only as of such date).

            (b) All of the covenants and agreements required by this Agreement to have been performed and complied with by Buyer prior to or on the Closing Date shall have been performed and complied with prior to or on the Closing Date.

            (c) No preliminary or permanent injunction or other Judgment of any court restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect. No action, suit or proceeding shall have been instituted or threatened by any Person (i) seeking to prohibit, restrict or delay, or to enjoin or obtain Damages from any of the Sellers in respect of, the consummation of the transactions contemplated hereby or by the Related Agreements or (ii) which, if adversely determined would, in the good faith judgment of Class A Unit Holders, cause a Buyer Material Adverse Effect.

            (d) Sellers shall have received a certificate from Buyer as to the satisfaction of the conditions set forth in Sections 6.2(a)-(c), (e) and (h) dated the Closing Date, executed by a duly authorized officer of Buyer.

            (e) All consents, approvals or orders of any Authority, Self-Regulatory Organization or other third party the granting of which is required for the consummation of the transactions contemplated herein shall have been obtained and all waiting periods the expiration of which is required under applicable Legal Requirements, including under the Hart Scott Rodino Act, shall have expired or been terminated.

            (f) The Related Agreements shall have been executed and delivered by Buyer, and shall constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms. Buyer shall have performed all acts, made all payments and executed and delivered all documents that are to be performed, made or executed by it or on its behalf at or prior to the Closing pursuant to such agreements. Each of the representations and warranties of Buyer contained therein shall be true and correct on and as of the Closing Date with the same force and effect as though the same had been made on and as of the Closing Date and all of the covenants and agreements required by the Related Agreements to have been performed and complied with by the parties thereto by the Closing Date shall have been performed and complied with prior to or on the Closing Date.

            (g) No action shall have been taken by any Authority that would prohibit, restrict, delay, render illegal or enjoin the consummation of the transactions contemplated hereby or by the Related Agreements.

            (h) Since the date of this Agreement, a Buyer Material Adverse Change shall not have occurred.

            (i) The condition set forth in Section 6.1(j) shall have been satisfied.

            (j) The Escrow Agreement and the Registration Rights Agreement shall each contain provisions, to the reasonable satisfaction of each Seller, permitting each Seller to enter into transactions for the transfer, pledge or disposition of the Instinet Common Stock of such Sellers held in escrow pursuant to this Agreement for the purpose of hedging against fluctuations in the price of Instinet Common Stock or to protect against a loss.

                                  ARTICLE VII

                                   TERMINATION

            7.1 General. This Agreement may be terminated by written notice prior to the Closing as follows:

            (a) by the mutual written consent of Seller and Buyer at any time prior to the Closing;

            (b) by any Party hereto after December 31, 2001, if the Closing has not occurred by that date; provided, however, that, if the Closing has not occurred by such date due to a breach of this Agreement by one of such Parties, then the breaching Party may not terminate this Agreement pursuant to this Section;

            (c) by Sellers, in the event of any material breach of this Agreement by Buyer, which such breach has not been cured within thirty (30) days after notice thereof has been given to the breaching Party;

            (d) by Buyer in the event of any material breach of this Agreement by any Seller which such breach has not been cured within thirty (30) days after notice thereof has been given to the breaching Party; or

            (e) an injunction or other Judgment of any court restraining or prohibiting the consummation of the transactions contemplated in this Agreement shall be issued and not discharged within sixty (60) days of the entry thereof.

            7.2 No Liabilities in Event of Termination. In the event of any termination of this Agreement as provided in this Article VII, this Agreement (other than Article IX, Section 11.1 and Section 11.12) shall become void and of no further force and effect and there shall be no liability on the part of any Party as a result of any such termination; provided, however, that, notwithstanding any such termination, each Party shall be liable to the other Parties for any Damages arising from any breach of this Agreement.

                                  ARTICLE VIII

            PERSONNEL, EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS

            8.1 Stock Option.

            (a) Each Option which is (x) unvested and outstanding as of the Closing and (y) held by a Person who is listed on Schedule 8.1 shall be settled and converted into the right to receive from Sellers or Buyer (on behalf of ProTrader LP), at the time and subject to the conditions set forth in Schedule
8.1 the cash payments set forth on Schedule 8.1 opposite such Person's EIN in full settlement and satisfaction of the rights of the Option holder under such Option. Sellers should pay at Closing to such Persons those amounts the ("Sellers' Section 8.1 Payments") indicated in the column "Less: PTG Proposed Contribution" on Schedule 8.1 opposite such Persons' EIN. Buyer shall pay, or cause to be paid, those amounts indicated in the columns "Proposed Inet Contribution" on Schedule 8.1 opposite such Persons' EIN.

            (b) The Parties agree that Schedule 8.1(a) reflects the methodology for determining the amounts in cash, property or other consideration to be paid by Sellers and Buyer (on behalf of ProTrader LP or otherwise) pursuant to Sections 8.1(a) and 8.1(b). The Parties agree that Schedule 8.1(a) shall be updated no later than five Business Days prior to Closing to reflect any revised assumptions regarding the per Unit value.

            8.2 Employee Benefits.

            (a) Effective as of the Closing, those individuals who are employed by any member of the ProTrader Group on the Closing Date (collectively the "ProTrader Employees") shall be eligible to participate in those employee benefit plans of Buyer and its Subsidiaries (other than any such plans providing for benefits in the nature of equity or equity-based compensation) (collectively the "Buyer Plans") in which similarly-situated employees of Buyer are then eligible to participate and the participation of the ProTrader Employees under each Plan shall cease, effective as of the Closing. For purposes of vesting and eligibility to participate (but not benefit accrual) under the Buyer Plans, Buyer shall cause the Buyer Plans to recognize the service of each ProTrader Employee with the ProTrader Group completed prior to the Closing Date to the same extent as such service was recognized, immediately prior to the Closing, under any similar Plan in which such ProTrader Employee was a participant immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for newly established plans and programs for which prior service of employees of Buyer and its Subsidiaries is not taken into account. With respect to each Buyer Plan providing medical, dental, pharmaceutical and/or vision benefits to any ProTrader Employee, Buyer shall cause the pre-existing condition exclusions of such Buyer Plans to be waived for such employee and his or her eligible dependents for those pre-existing conditions of such employee or dependant that would have been covered under the comparable Plan in which such employee was a participant immediately prior to the Closing and Buyer shall cause any eligible expenses incurred by such employee and his or her eligible dependents during the portion of the plan year of the Plan ending on the date such employee's participation in the corresponding Buyer Plans commences to be taken into account under such Buyer Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her eligible dependents for the applicable plan year as if such amounts had been paid in accordance with such Buyer Plan.

            (b) Nothing in this Agreement shall be interpreted as limiting the power of Buyer to amend or terminate any particular Plan or Buyer Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Buyer to offer to continue the employment of any employee.

                                   ARTICLE IX

                                 INDEMNIFICATION

            9.1 Indemnification by Buyer. From and after the Closing, subject to the further provisions of this Article IX, Buyer shall indemnify, hold harmless and defend Sellers, their Affiliates and their respective directors, officers, employees, consultants, shareholders, members, partners, agents and representatives of each of them, and all successors and assigns of the foregoing, against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising (i) out of the breach of any representation, warranty, covenant or agreement by Buyer contained in this Agreement (including any Exhibit, Schedule or certificate delivered hereunder) and (ii) any claim by any Person listed on Schedule 8.1 that the consideration to be paid to such Person in accordance with Schedule 8.1 is insufficient to satisfy ProTrader LP's obligations to such Person under the Unit Option Plan with respect to such Person's unvested Options listed on Schedule 8.1.

            9.2 Indemnification by Sellers and Young. From and after the Closing, subject to the further provisions of this Article IX, Sellers and, solely with respect to clause (iii) of this Section 9.2, Young shall, jointly and severally, indemnify, hold harmless and defend Buyer, its Affiliates and their respective directors, officers, employees, consultants, shareholders, members, partners, agents and representatives of each of them, and all successors and assigns of the foregoing, against and from (i) any Damages (including any Damages resulting from a claim asserted by a third party) arising out of the breach of any representation, warranty, covenant or agreement by Sellers contained in this Agreement (including any Exhibit, Schedule or certificate delivered hereunder but excluding any representation, warranty, covenant or agreement contained in Article IIIA), (ii) any Proprietary Trading Business Liabilities, (iii) any Damages resulting from any claims by any members of the Trader Group in connection with the Tag-Along Agreement, including any Damages related to the Closing's occurring before the closing under the Tag-Along Agreement, (iv) any Damages resulting from any claims asserted by any equity holders or option holders of ProTrader LP or ProTrader LLC (other than Jamail, Burch and Overunder) in connection with the transfer of the Proprietary Trading Business, (v) any damages arising out of a breach of any ProTrader Constituent Document on or prior to the Closing and (vi) any Damages arising out of any claims by holders of vested Options that such Options were not settled and cancelled in accordance with the Unit Option Plan. The Parties expressly agree that Buyer's right to indemnification under Sections 9.2 and 9.3 shall not be limited by any knowledge obtained pursuant to any due diligence investigation conducted by or on behalf of Buyer.

            9.3 Additional Indemnification by Sellers. From and after the Closing, subject to the further provisions of this Article IX, each Seller shall severally, and not jointly, indemnify, hold harmless and defend Buyer, its Affiliates and their respective directors, officers, employees, consultants, shareholders, members, partners, agents and representatives of each of them, and all successors and assigns of the foregoing, against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising out of the breach of any representation, warranty, covenant or agreement by such Seller contained in Article IIIA of this Agreement.

            9.4 Consequential Damages. Except as provided in the following sentence and the last sentence of Section 9.10, in no event shall any Party be responsible for (whether pursuant to Section 9.1 or Section 9.2 or otherwise) any incidental, consequential, indirect, special or punitive damages. However, any indemnity pursuant to Section 9.1, Section 9.2 or Section 9.3 shall include any such incidental, consequential, indirect, special or punitive damages recovered by any third party pursuant to a claim against an Indemnified Party (as defined below).

            9.5 Defense of Claims. All rights of a Party to indemnification under this Article IX shall be asserted and resolved as follows:

            (a) Promptly after receipt by a Party entitled to indemnification under Section 9.1 or Section 9.2 (an "Indemnified Party") of notice of any pending or threatened claim, such Indemnified Party shall give notice to the Party or Parties to whom the Indemnified Party is entitled to look for indemnification (the "Indemnifying Party") of the commencement thereof; provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party hereunder, except to the extent that the Indemnifying Party demonstrates that it is actually prejudiced thereby.

            (b) In case any claim shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, except as provided below the Indemnifying Party shall not be liable to such Indemnified Party under this Article IX for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party's election to assume the defense of a claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Indemnified Party's behalf), (iii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such claim, or (iv) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party's expense. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent unless (a) there is no finding or admission of any violation of law and no effect on any other claims that may be made against the Indemnified Party and
(b) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party.

            (c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim being asserted by a third party, the Indemnified Party shall as promptly as is practical notify the Indemnifying Party of such claim, describing such claim, the amount thereof (if known) and the method of computation of the amount of the claim, all with reasonable particularity. The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in actual prejudice to the Indemnifying Party. Upon the giving of such written notice as aforesaid, the Indemnified Party shall have the right to commence legal proceedings for the enforcement of their rights under
Section 9.1, Section 9.2 or Section 9.3.

            9.6 Coordination of Indemnification Rights. In the event a claim is brought by a third party in which the Liability as between the Parties is alleged to be joint or in which the entitlement to indemnification under this
Article IX has not been determined, the Parties shall cooperate in the joint defense of such claim and shall offer to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of such claim. Such joint defense shall be under the general management and supervision of the Party which is expected to ultimately bear the greater share of the Liability, unless otherwise agreed; provided, however, that no Party shall settle or compromise any such claim without the written consent of the other Party. Any uninsured costs of such joint defense shall be borne as the Parties may agree; provided that in the absence of such agreement, defense costs shall be borne by the Party incurring such costs, subject to any rights to indemnification of such Party under this Article IX.

            9.7 Survival of Representations and Warranties; Subrogation.

            (a) Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of a Party, each representation, warranty, agreement and covenant in this Agreement or any of the Related Agreements or in the Exhibits, Schedules or certificates delivered pursuant to this Agreement or any of the Related Agreements which is not by its terms required to be fully performed, or does not by its terms expire, at or prior to the Closing shall survive the Closing and the consummation of the transactions provided for herein for the applicable period set forth in this Section 9.7. All of the representations and warranties of Sellers and Buyer contained in this Agreement and all unasserted claims and causes of action with respect thereto shall terminate upon the first anniversary of the Closing Date, except that the representations and warranties in Section 3.3(ii) (Absence of Conflicts with constituent documents), Sections 3.10 and 3.20 (Regulatory), Section 3.15 (Taxes) and Section 3.17 (Environmental Matters) shall terminate upon the expiration of the applicable statute of limitations.

            (b) In the event that an Indemnified Party has a right against a third party with respect to any Damages paid to such Indemnified Party by an Indemnifying Party, then such

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
Indemnifying Party shall, to the extent of such payment, be subrogated to such rights of such Indemnified Party.

            9.8 Limitation on Liability.

            (a) (i) Notwithstanding any other provision of this Agreement (other than the last sentence of Section 9.10), neither Buyer nor Sellers shall have any liability for Damages under Sections 9.1, 9.2 or 9.3, respectively, or otherwise with respect to any breach of any representation or warranty except to the extent that the aggregate amount of such Damages exceeds, on a cumulative basis, $1,500,000; provided that neither Buyer nor Sellers shall be allocated liability for claims that do not exceed $10,000 for each independent claim or series of related claims (including, to the extent applicable, any claims brought by one Party against another after the $1,500,000 has be reached); provided further that (A) with respect to any breach of any representation or warranty contained in Section 3.4(e) (Net Capital) or Section 3.4(f) (Redemption Obligation Amount) or with respect to any payment owed under Section 2.5(d), no such thresholds shall apply, (B) any claims by Buyer with respect to items for which portions of the Purchase Price have been escrowed pursuant to Sections 2.4(b), 2.4(c) and 2.4(d) shall not be considered in determining the thresholds in this Section 9.8(a) and no such threshold shall apply to such claims and (C) the limitations set forth in this Section 9.8(a)(i) shall not apply to any breach of any covenant or other agreement contained in this Agreement. In the event that a Party brings a claim for an amount in excess of $1,500,000 (subject to the first proviso of the first sentence of this Section 9.8(a)(i)), such Party shall be entitled to indemnification for the full amount of all indemnified Damages (and, for avoidance of doubt, Buyer and Sellers shall be allocated liability for any independent or series of related claims exceeding $10,000).

                    (ii) Notwithstanding anything in this Agreement to the contrary (other than the last sentence of Section 9.10), Sellers, on the one hand, and Buyer, on the other, shall not have any liability to the other for Damages (on a cumulative basis), whether pursuant to the indemnification provisions hereof or otherwise, for any breach of any representations or warranties in excess of the Maximum Indemnification Amount; provided that amounts paid to Buyer from the escrow accounts maintained pursuant to Section 2.4(b), Section 2.4(c) and Section 2.4(d) shall not be subject to, nor count towards, such $50,000,000 limit and such limit shall not apply to any breach of any covenant or other agreement contained in this Agreement. The Maximum Indemnification Amount shall be $50,000,000 (fifty million dollars); provided that, if the Indemnity Escrow Value is less than $50,000,000 (fifty million dollars), the Maximum Indemnification Amount shall be an amount equal to the sum of
      (A) one-half of the difference between $50,000,000 and the Indemnity Escrow Value and (B) the Indemnity Escrow Value. The Indemnity Escrow Value shall equal the sum of the number of shares of Instinet Common Stock placed in the Indemnification Escrow Account at the Closing multiplied by the Instinet Share Price determined as of the day immediately following the seventh Nasdaq trading day of January 2002.

                    (iii) Buyer shall have no indemnification obligation for any breach of a representation or warranty at any time that the price per share of Instinet Common Stock,

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
      as determined by the closing price on NASDAQ (or, if the Instinet Common Stock is then listed on the New York Stock Exchange, the closing price on the New York Stock Exchange) on the date on which a Seller makes a claim pursuant to Section 9.5, is greater than the Instinet Share Price as determined as of the Closing Date.

            (b) The amount of any Damages for which indemnification is provided under this Article IX shall be net of any amounts recovered by the Indemnified Party under any insurance policies or other sources of reimbursement received as an offset against such Damages (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder). If the amount to be netted hereunder from any payment required under this Article IX is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party pursuant to this Article IX, the Indemnified Party shall repay the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX had such determination been made at the time of such payment.

            9.9 Method of Satisfying Claims. In addition to any other right or means Buyer may have to enforce the indemnification provided for in Section 9.2, Buyer shall be entitled to make a claim against the funds held in the escrow pursuant to the Escrow Agreement for any amount payable to it pursuant to this
Article IX, provided that Sellers' indemnification obligation with respect to Damages arising out of the subject matter of Section 5.10 shall be limited to the Contingency Escrow Amount. Each Seller may, at its option, satisfy any claim for indemnification for breach of representation and warranty against such Seller arising under this Article IX in (i) cash or (ii) property then held in escrow pursuant to the Escrow Agreement (or any combination of (i) and (ii)). Upon satisfaction by an Seller of a claim for breach of representation and warranty other than by a release of cash or Instinet Common Stock from the Escrow Account, an equivalent amount of the cash or Instinet Common Stock of such Seller shall be released from escrow under the Escrow Agreement in accordance with Section 2.4.

            9.10 Sole and Exclusive Remedy. After the Closing Date, each Party hereto acknowledges and agrees that such Party's sole and exclusive remedy with respect to Damages and any and all other claims relating to the subject matter of this Agreement and the transactions contemplated hereby shall be in accordance with, and limited by, the indemnification provision set forth in this
Article IX. Notwithstanding the foregoing, none of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on the other party's fraudulent acts or omissions, nor shall any such provision limit, or be deemed to limit, the recourse which any such party may seek with respect to a claim for fraud.

                                   ARTICLE X

                                   TAX MATTERS

            10.1 Section 754 Election. Each member of ProTrader Group that is a partnership for U.S. federal income tax purposes shall have made the election pursuant to Code section 754, which election shall remain in effect for the taxable year that includes the Closing Date. If the election pursuant to Code section 754 is not in effect as of the date hereof in respect

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
of any member of ProTrader Group that is a partnership for U.S. federal income tax purposes, Sellers hereby agree to cause that member to make such election, effective for the taxable year that includes the Closing Date. Sellers also agree to make, or refrain from making, any other applicable Tax election in respect of ProTrader LP, ProTrader LLC or any of their Subsidiaries, as requested by Buyer, for the taxable year that includes the Closing Date.

            10.2 Tax Filings. Sellers shall be responsible for the timely filing of all Tax Returns required by law to be filed by ProTrader LP, ProTrader LLC or their Subsidiaries for taxable periods (including any portion thereof) ending on or before the Closing Date ("Pre-Closing Period"), which Tax Returns shall be prepared on the basis of the same principles, methods and elections utilized in preparing prior years' Returns. No Tax Return for ProTrader LP, ProTrader LLC or any of their Subsidiaries for any taxable period that includes the Closing Date shall be filed without the written consent of Buyer. For this purpose, Sellers shall cause ProTrader LP, ProTrader LLC or any of their Subsidiaries, as the case may be, to deliver a draft of any such Tax Return to Buyer at least 45 days before the due date for such Tax Return. Buyer shall then have 30 days after the date of receipt of such Tax Return to provide its written consent, which consent shall not be unreasonably withheld. Buyer shall provide Sellers with, or shall cause ProTrader LP, ProTrader LLC or their Subsidiaries, as the case may be, to provide copies of any books or records necessary for the preparation of any such Tax Returns. Buyer shall be responsible for filing all Tax Returns for taxable periods (including any portion thereof) commencing after the Closing Date ("Post-Closing Period").

            10.3 Taxes. Sellers shall be responsible for all Taxes in respect of ProTrader LP, ProTrader LLC or their Subsidiaries, and their respective businesses, for Pre-Closing Periods, and Buyer shall be responsible for all such Taxes for Post-Closing Periods, it being understood that Sellers shall be responsible for any Taxes imposed in respect of the transfers contemplated by this Agreement. For purposes of the foregoing, income and expenses, determined on an accrual basis, shall be allocated between the Pre-Closing Period and the Post-Closing Period based on a closing-of-the-books method, it being understood that non-income Taxes shall be allocated between the Pre-Closing Period and the Post-Closing Period based on the relative number of days in such taxable period that falls within the Pre-Closing Period or the Post-Closing Period, as the case may be.

                                   ARTICLE XI

                                  MISCELLANEOUS

            11.1 Notices. All notices, demands, instructions, waivers, consents or other communications to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, facsimile, air courier or certified or registered mail, return receipt requested, as follows:

            (a) if to Buyer, to:


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
                               Instinet Group Incorporated
                               3 Times Square
                               New York, New York 10036
                               Attention:  Paul A. Merolla
                               Telephone: (212) 310-7548
                               Facsimile:  (212) 593-8040

                               with a copy to:

                               Cleary, Gottlieb, Steen & Hamilton
                               One Liberty Plaza
                               New York, NY  10006
                               Attention:  Yvette Teofan
                               Telephone:  (212) 225-2636
                               Facsimile:  (212) 225-3999

            (b) if to Sellers, to:

                               David R. Burch (Sellers' Representative)
                               900 River Hills Rd.
                               Austin, Texas 78733
                               Telephone:       (512) 328-5705

                               with a copy to:

                               Vinson & Elkins, LLP
                               1455 Pennsylvania Ave. N.W., Ste 600
                               Washington, DC  20004-1008
                               Attention:  Jay H. Hebert
                               Telephone:  (202) 639-6521
                               Facsimile:  (202) 639-6604

or to such other address as a Party may specify by notice from time to time in writing to the other Parties in the manner specified in this Section.

            11.2 Press Releases. Neither Buyer nor any Seller shall make any disclosure of this Agreement or the transactions contemplated hereby, by press release, public statement or other means, prior to obtaining the other Parties' written approval, unless required by law or any applicable rules of any national stock exchange in which event, the Party issuing such press release or causing such announcement or disclosure will use reasonable efforts to allow the other party to review, in advance of such issuance, announcement or disclosure, the proposed language thereof.

            11.3 Entire Agreement. This Agreement (including the Exhibits and Schedules, which are hereby incorporated in the terms of this Agreement) sets forth the entire understanding and agreement among the Parties as to matters covered herein and supersedes any prior understanding, agreement or statement (written or oral) of intent among the Parties with respect to the subject matter hereof.


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
            11.4 Third-Party Rights. Except as otherwise expressly provided herein, this Agreement is not intended to confer benefits upon, or create any rights in favor of, any Person or entity other than the Parties.

            11.5 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any Party without the prior written consent of the other Party; provided, however, that Buyer may assign all or a part of its rights hereunder to any of its Affiliates; provided, further that such assignment could not reasonably be expected to materially delay the Closing and that no such assignment shall relieve Buyer of any obligation hereunder.

            11.6 Waiver and Amendment. No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by an authorized signatory. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the Parties.

            11.7 Expenses. Each of the Parties shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby whether or not the Closing occurs, including, with respect to Buyer, all filing fees required in connection with the filing of the pre-merger notifications under the Hart Scott Rodino Act except that (a) any other filing fees with any Authority and (b) fees of the Escrow Agent payable pursuant to the Escrow Agreement shall be shared equally by Buyer and Sellers.

            11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

            11.9 Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process.

            (a) THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. Section 1441. Each Party hereby irrevocably designates, appoints and empowers CT Corporation System, with offices currently at 1633 Broadway, New York, New York 10019 as its lawful agent to receive for and on its behalf service of process in the State of New York in any such action or proceeding and irrevocably consents to the service of process outside the territorial jurisdiction of said courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, to its address as specified in or pursuant to Section 11.1. Any service made on such agent or its successor shall be effective when delivered regardless of whether notice thereof is given to affected Party. If any Person or firm designated as agent hereunder shall no longer serve as agent of such Party to receive service of process in

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
the State of New York, the Party so affected shall be obligated promptly to appoint a successor to so serve; and, unless and until such successor is appointed and the other Parties notified of the same in writing, service upon the last designated agent shall be good and effective. Each Party hereby agrees to at all times maintain an agent to receive service of process in the State of New York pursuant to this Section 11.9. The foregoing provisions of this Section
11.9 shall not affect, limit or prevent any Party from serving process in any other manner permitted by law.

            (b) Each Party irrevocably waives any objection to the venue of the courts designated in Section 11.11 (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against it arising out of or concerning this Agreement.

            11.10 Spousal Consent.

            Each of Phyllis Burch, Sharon Jamail, Lisa McEntire, Aaron Horne, Lynn Van Eman, Leona Slepetis and Amy Young executes this Agreement granting consent for the transfer of the ProTrader LP Units and the ProTrader LLC Membership Interests in the manner contemplated hereby.

            11.11 Sellers' Representative.

            Sellers and their spouses authorize and appoint David R. Burch as their sole representative and attorney-in-fact (the "Sellers' Representative") for all purposes related to this Agreement, with power to sign, on their behalf, all consents, notices, waivers, and documents necessary or convenient for the implementation of the transactions provided herein or related hereto including, without limitation (but only as from after the Closing Date), all amendments hereto. Sellers and their spouses further agree that should such Representative resign or become unable to fulfill its role hereunder they shall exercise their best efforts to appoint another Seller's Representative in his or her stead. Sellers and their spouses may at any time remove such Representative and appoint a replacement by providing written notice to Buyer; provided that, the removal of such Representative or appointment of such Replacement may be effected with the approval of any three of the Class A Unit Holders.

            11.12 Modification of Schedules.

            The Parties agree that Sellers shall be permitted to modify any Schedule relating to Article III to this Agreement between the date hereof and the Closing Date; provided, however that any such modification shall not be considered for the purposes of determining whether: (a) Buyer is entitled to indemnification for breach of representation or warranty pursuant to Section 9.2 or 9.3 or (b) a Seller Material Adverse Change has occurred.

            11.13 No Third-Party Beneficiaries. This Agreement (other than
Article IX) is for the sole benefit of the Parties and nothing herein expressed or implied shall give or be construed to give any Person other than the Parties any legal or equitable rights hereunder.

            11.14 Additional Parties. Any Person other than Burch, Jamail or Kershner who becomes an equity owner in any Trading Party (as defined in the Execution Agreement), whether pursuant to the provisions of Section 5.6(a) or otherwise shall sign a counterpart and become a

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
party to the Execution Agreement for the purposes of agreeing to be responsible for its pro-rata portion of any Minimum Fees (as defined in the Execution Agreement) owed by such Trading Party under the Execution Agreement.

            IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

                                          INSTINET GROUP INCORPORATED


                                          By:
                                             ----------------------------------
                                                Name:
                                                Title:


                                          OVERUNDER, LLC


                                          By:
                                             ----------------------------------
                                                Name:
                                                Title:


                                             ----------------------------------
                                                David G. Jamail


                                             ----------------------------------
                                                David R. Burch


                                             ----------------------------------
                                                John A. McEntire, IV


                                             ----------------------------------
                                                John Bunda


                                             ----------------------------------
                                                Laura Horne


                                             ----------------------------------
                                                Currin Van Eman


                                             ----------------------------------
                                                Shayne Young


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